CREDIT AGREEMENT

Dated as of September 25, 2012

by and among

FURNITURE BRANDS INTERNATIONAL, INC.,
BROYHILL FURNITURE INDUSTRIES, INC.,
HDM FURNITURE INDUSTRIES, INC.,
LANE FURNITURE INDUSTRIES, INC.,
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
and
THOMASVILLE FURNITURE INDUSTRIES, INC.,
as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent,

GENERAL ELECTRIC CAPITAL CORPORATION, BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agents,

GENERAL ELECTRIC CAPITAL CORPORATION and BANK OF AMERICA, N.A.,
as Documentation Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

****************************************

WELLS FARGO BANK, NATIONAL ASSOCIATION,
GE CAPITAL MARKETS, INC. and BANK OF AMERICA, N.A.
as Lead Arrangers and Bookrunners

TABLE OF CONTENTS

ARTICLE I.	THE CREDITS	2
1.1	Amounts and Terms of Commitments	2
1.2	Evidence of Loans; Notes	9
1.3	Interest	9
1.4	Loan Accounts	10
1.5	Procedure for Revolving Credit Borrowing	11
1.6	Conversion and Continuation Elections	12
1.7	Optional Commitment Reductions and Prepayments of Loans	13
1.8	Mandatory Prepayments of Loans and Commitment Reductions	14
1.9	Fees	15
1.1	Payments by the Borrowers	16
1.11	Payments by the Lenders to Agent; Settlement	18
1.12	Borrower Representative	22
1.13	Increase in Aggregate Revolving Loan Commitments	22
ARTICLE II.	CONDITIONS PRECEDENT	24
2.1	Conditions of Initial Loans	24
2.2	Conditions to All Borrowings	27
ARTICLE III.	REPRESENTATIONS AND WARRANTIES	27
3.1	Corporate Existence and Power	27
3.2	Corporate Authorization; No Contravention	28
3.3	Governmental Authorization	28
3.4	Binding Effect	29
3.5	Litigation	29
3.6	No Default	29
3.7	ERISA Compliance	30
3.8	Use of Proceeds; Margin Regulations	30
3.9	Ownership of Property; Liens	30
3.1	Taxes	31
3.11	Financial Condition	31
3.12	Environmental Matters	32
3.13	Regulated Entities	33
3.14	Solvency	33
3.15	Labor Relations	33
3.16	Intellectual Property	34
3.17	Brokers’ Fees; Transaction Fees	34
3.18	Insurance	34
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	34
3.2	Jurisdiction of Organization; Chief Executive Office	35
3.21	Locations of Inventory, Equipment and Books and Records	35
3.22	Deposit Accounts and Other Accounts	35
3.23	Government Contracts	35
3.24	Customer and Trade Relations	35
3.25	Bonding	36

i

3.26	Full Disclosure	36
3.27	Foreign Assets Control Regulations and Anti-Money Laundering	36
3.28	Patriot Act	36
3.29	Leasehold Payments; Sales Taxes; Bailee Payments	37
3.3	Collateral Documents	37
3.31	Eligible In-Transit Inventory	37
ARTICLE IV.	AFFIRMATIVE COVENANTS	37
4.1	Financial Statements	37
4.2	Certificates; Other Information	39
4.3	Notices	42
4.4	Preservation of Corporate Existence, Etc	45
4.5	Maintenance of Property	45
4.6	Insurance	45
4.7	Payment of Obligations	47
4.8	Compliance with Laws	47
4.9	Inspection of Property and Books and Records; Field Exams and Appraisals	48
4.1	Use of Proceeds	49
4.11	Cash Management Systems	49
4.12	Landlord Agreements	51
4.13	Further Assurances	51
4.14	Environmental Matters	53
4.15	Leases	53
4.16	Post-Closing Covenant	53
ARTICLE V.	NEGATIVE COVENANTS	54
5.1	Limitation on Liens	54
5.2	Disposition of Assets	55
5.3	Consolidations and Mergers	57
5.4	Acquisitions; Loans and Investments	57
5.5	Limitation on Indebtedness	59
5.6	Employee Loans and Transactions with Affiliates	61
5.7	Management Fees and Compensation	61
5.8	Margin Stock; Use of Proceeds	62
5.9	Contingent Obligations	62
5.1	Compliance with ERISA	63
5.11	Restricted Payments	63
5.12	Change in Business	64
5.13	Change in Structure; Foreign Subsidiary Ownership of Domestic Subsidiaries	64
5.14	Changes in Accounting, Name or Jurisdiction of Organization	64
5.15	Amendments to Related Agreements and Subordinated Indebtedness	65
5.16	No Negative Pledges	65
5.17	OFAC; Patriot Act	66
5.18	Sale-Leasebacks	66
5.19	Hazardous Materials	66
5.2	Prepayments of Other Indebtedness	66
ARTICLE VI.	[INTENTIONALLY OMITTED]	67
ARTICLE VII.	EVENTS OF DEFAULT	67

7.1	Events of Default	67
7.2	Remedies	70
7.3	Rights Not Exclusive	70
7.4	Cash Collateral for Letters of Credit	70
ARTICLE VIII.	AGENT	71
8.1	Appointment and Duties	71
8.2	Binding Effect	72
8.3	Use of Discretion	72
8.4	Delegation of Rights and Duties	73
8.5	Reliance and Liability	73
8.6	Agent Individually	75
8.7	Lender Credit Decision	75
8.8	Expenses; Indemnities; Withholding	76
8.9	Resignation	77
8.1	Release of Collateral or Guarantors	78
8.11	Additional Secured Parties	79
8.12	Arrangers, Documentation Agents and Syndication Agent	79
8.13	Information Regarding Bank Products and Secured Rate Contracts	80
8.14	Co-Collateral Agents	80
ARTICLE IX.	MISCELLANEOUS	81
9.1	Amendments and Waivers	81
9.2	Notices	84
9.3	Electronic Transmissions	85
9.4	No Waiver; Cumulative Remedies	86
9.5	Costs and Expenses	86
9.6	Indemnity	87
9.7	Marshaling; Payments Set Aside	88
9.8	Successors and Assigns	89
9.9	Assignments and Participations; Binding Effect	89
9.1	Non-Public Information; Confidentiality	92
9.11	Set-off; Sharing of Payments	94
9.12	Counterparts; Facsimile Signature	95
9.13	Severability	95
9.14	Captions	95
9.15	Independence of Provisions	95
9.16	Interpretation	95
9.17	No Third Parties Benefited	95
9.18	Governing Law and Jurisdiction	95
9.19	Waiver of Jury Trial	96
9.2	Entire Agreement; Release; Survival	96
9.21	Patriot Act	97
9.22	Replacement of Lender	97
9.23	Joint and Several	98
9.24	Creditor-Debtor Relationship	100
9.25	Actions in Concert	100
ARTICLE X.	TAXES, YIELD PROTECTION AND ILLEGALITY	100

10.1	Taxes	100
10.2	Illegality	103
10.3	Increased Costs and Reduction of Return	103
10.4	Funding Losses	104
10.5	Inability to Determine Rates	105
10.6	Reserves on LIBOR Rate Loans	106
10.7	Certificates of Lenders	106
ARTICLE XI.	DEFINITIONS	106
11.1	Defined Terms	106
11.2	Other Interpretive Provisions	152
11.3	Accounting Terms and Principles	153
11.4	Payments	153
11.5	Intercreditor Agreement	154
11.6	Credit Parties’ Acknowledgment of Term Loan Reserve	154

EXHIBITS
Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swing Line Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of September 25, 2012, by and among Furniture Brands International, Inc., a Delaware corporation (the “Company”), Broyhill Furniture Industries, Inc., a North Carolina corporation (“Broyhill Furniture”), HDM Furniture Industries, Inc., a Delaware corporation (“HDM Furniture”), Lane Furniture Industries, Inc., a Mississippi corporation (“Lane Furniture”), Maitland-Smith Furniture Industries, Inc., a Delaware corporation (“Maitland Furniture”), and Thomasville Furniture Industries, Inc., a Delaware corporation (“Thomasville Furniture”; and the Company, Broyhill Furniture, HDM Furniture, Lane Furniture, Maitland Furniture and Thomasville Furniture are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the Company, as Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), such Lenders, General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents (in such capacity, collectively, the “Co-Collateral Agents”), General Electric Capital Corporation and Bank of America, N.A., as co-documentation agents, and Wells Fargo Bank, National Association, as the syndication agent.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit and a swingline subfacility) to (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrowers and (c) fund certain fees and expenses associated with the funding of the consummation of the transactions contemplated hereby;
WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property;
WHEREAS, subject to the terms hereof, each Domestic Subsidiary of the Company which is not a Borrower (other than any Excluded Subsidiary) is willing to guaranty all of the Obligations of the Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE CREDITS

1.1    Amounts and Terms of Commitments.
(a)    The Revolving Credit.
(i)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name in Schedule 1.1(a) of the Disclosure Letter under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender's “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, (x) the Aggregate Revolving Exposure shall not exceed the Maximum Borrowing Availability and (y) the Revolving Exposure of any Lender shall not exceed such Lender's Revolving Loan Commitment. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(a) may be repaid and reborrowed from time to time.
(ii)    [reserved];
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Agent may elect that Lenders make, or permit to remain outstanding Revolving Loans that, when aggregated with the outstanding Letter of Credit Obligations and Swing Loans, would be in excess of the Maximum Borrowing Availability at such time (any such excess Revolving Loan under this Section 1.1(a)(iii) is herein referred to as an “Protective Overadvance”) so long as Agent deems, in its sole discretion, such Protective Overadvance necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations, or to pay any other amounts chargeable to Credit Parties under any Loan Documents, including costs, fees and expenses; provided, however, that Agent may not cause Lenders to make, or permit to remain outstanding, (1) aggregate Protective Overadvances in excess of the Aggregate Revolving Loan Commitment less the sum of the aggregate outstanding Revolving Loans plus the aggregate outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (2) Protective Overadvances in an aggregate amount in excess of the greater of (x) five percent (5.00%) of the Borrowing Base then in effect or (y) $10,000,000. If a Protective Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvance based upon their Commitment Percentage in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent's ability to make or permit Protective Overadvances by written notice to Agent. All Protective Overadvances shall constitute Base Rate Loans, shall bear interest at the Base Rate plus the Applicable Margin for

Base Rate Loans and the default rate under Section 1.3(c), and shall be due and payable upon demand of Agent.
(b)    Letters of Credit.
(i)    Conditions. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, and each L/C Issuer agrees to Issue, in accordance with such L/C Issuers' usual and customary business practices and for the account of the Credit Parties or any Subsidiary thereof (provided that a Borrower is listed as an account party thereunder), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) five (5) Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)    (i) (x) the Aggregate Revolving Exposure would exceed the Maximum Borrowing Availability, or (y) the Revolving Exposure of any Lender would exceed such Lender's Revolving Loan Commitment or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $35,000,000 (the “L/C Sublimit”);
(B)    the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than five (5) Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date (except to the extent agreed to in writing by Agent and the applicable L/C Issuer and subject to compliance with the requirements set forth in Section 1.1(b)(viii) below); provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
(C)    (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such L/C Issuer or Agent or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Credit Parties or the Borrower Representative on their behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
Furthermore, GE Capital (in the event it shall act as an L/C Issuer) may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with Section 1.11(e)(ii).
(ii)    Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in any other written form reasonably acceptable to such L/C Issuer and Agent (an “L/C Request”).
(iii)    Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
(iv)    Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
(v)    Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer (in each case, with the proceeds of Revolving Loans or otherwise), each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the date on which the Borrowers or the Borrower Representative receive notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (provided, however, that in the event that the Borrowers shall be notified of any drawing under any Letter of Credit after 11:00 a.m. (New York time), the Borrowers shall pay such L/C Reimbursement Obligation on the first Business Day after the Borrowers or the Borrower Representative receive such notice together with interest thereon computed as set forth in clause (A) below) (the “L/C Reimbursement Date”). In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
(vi)    Reimbursement Obligations of the Revolving Credit Lenders.
(1)    Upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).
(2)    By making any payments described in clause (1) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.
(vii)    Obligations Absolute. The obligations of the Borrowers and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder. No provision hereof shall be deemed to either waive or limit the Borrowers' right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law or excuse any L/C Issuer, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
(viii)    Cash Collateral. If, for any reason, as of the fifth (5th) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date, any Letter of Credit remains outstanding, the Borrowers shall immediately cash collateralize such Letter of Credit or provide a back-to-back letter of credit (in form and substance reasonably satisfactory to Agent and the L/C Issuers) from a commercial bank reasonably acceptable to Agent and the applicable L/C Issuer (in their sole discretion) in respect of such Letter of Credit, in each case, (x) in an amount equal to 105% of the maximum amount available to be drawn under such Letter of Credit and (y) pursuant to such documentation and arrangements as may be reasonably satisfactory to Agent and the applicable L/C Issuers).
(ix)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit Issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower Representative that is not a Credit Party, the Borrower Representative shall be listed as an account party thereunder and shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower Representative hereby acknowledges that the Issuance of Letters of Credit for the account of Subsidiaries of the Borrower Representative inures to the benefit of the Borrower Representative, and that the Borrower Representative's business derives substantial benefits from the businesses of such Subsidiaries.
(c)    Swing Loans.
(i)    Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the Aggregate Revolving Exposure would exceed the Maximum Borrowing Availability, (y) the Revolving Exposure of any Lender (other than the Lender acting as the Swingline Lender) would exceed such Lender's Revolving Loan Commitment and (z) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).
(ii)    Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed the lesser of (x) its Swingline Commitment or (y) such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)    Refinancing Swing Loans.
(1)    The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Lender) that each Lender pay to Agent, for the account of the Swingline Lender, such Lender's Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 1.11(e)(ii)).
(2)    Each Lender shall pay such Lender's Commitment Percentage of the outstanding Swing Loans to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in Agent's discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 7.1(f) or 7.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender's Commitment Percentage of such Swing Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.
(iv)    Obligation to Fund Absolute. Each Lender's obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2    Evidence of Loans; Notes.
(a)    The Revolving Loans made by each Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender's Revolving Loan Commitment.
(b)    Swing Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.
1.3    Interest.
(a)    Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Revolving Loans (on the amount so paid or prepaid) and on the Revolving Termination Date.
(c)    At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.00%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
1.4    Loan Accounts.
(a)    Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
(b)    Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan (including Swing Loans), Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Loan Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and the obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
(d)    The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day's prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.
1.5    Procedure for Revolving Credit Borrowing.
(a)    Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative's irrevocable (subject to Section 10.5) written notice (or telephonic notice, followed by written notice not later than 1:00 p.m. (New York time) on the same Business Day on which such telephonic notice is provided) delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form reasonably acceptable to Agent, which notice must be received by Agent prior to 11:00 a.m. (New York time) (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $50,000,000 (other than any such Base Rate Loans to be made on the Closing Date), and (iii) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $50,000,000. Such Notice of Borrowing shall specify:
(i)    the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
(ii)    the requested Borrowing date, which shall be a Business Day;
(iii)    whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
(iv)    if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
(b)    Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender's Commitment Percentage of the Borrowing.
(c)    Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.

1.6    Conversion and Continuation Elections.
(a)    The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000. Any such election must be made by Borrower Representative by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if any Event of Default shall have occurred and is continuing.
(b)    Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than ten (10) different Interest Periods in effect.

1.7    Optional Commitment Reductions and Prepayments of Loans.
(a)    Reductions in Revolving Loan Commitments. Borrowers may, at any time upon at least three (3) Business Days' (or such shorter period as is acceptable to Agent) prior notice by Borrower Representative to Agent, permanently reduce (but not terminate) the Aggregate Revolving Loan Commitments; provided that (i) such reductions shall be in a minimum amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, and (ii) the Aggregate Revolving Loan Commitments shall not be reduced to an amount less than the Aggregate Revolving Exposure at such time. In addition, Borrowers may, at any time on at least ten (10) days' prior written notice by Borrower Representative to Agent, terminate the Aggregate Revolving Loan Commitments; provided that upon such termination, all Obligations shall be immediately due and payable in full. Optional reductions or terminations of the Aggregate Revolving Loan Commitments shall be without premium or penalty except as provided in Sections 10.4. All reductions of the Aggregate Revolving Loan Commitments shall be allocated pro rata in accordance with each Lender's the Commitment Percentage.
(b)    Optional Prepayments. The Borrowers may, upon prior notice by Borrower Representative to Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty or any reduction in the Aggregate Revolving Loan Commitment; provided that (i) such notice must be received by Agent not later than 11:00 a.m., New York time, (A) two (2) Business Days' prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any such prepayment shall be in a minimum amount equal to $1,000,000 and in increments of $100,000 in excess thereof, or if less, the entire principal amount thereof then outstanding (it being understood that no notice or minimum amount set forth herein shall be applicable with respect to any payments effected pursuant to Section 4.11(c)).
(c)    Notice. Once provided, any notice of a reduction in the Aggregate Revolving Loan Commitment and prepayment of Revolving Loans shall not thereafter be revocable by the Borrowers or Borrower Representative and Agent will promptly notify each Lender thereof and of such Lender's Commitment Percentage of such reduction or prepayment, as the case may be. In the case of any notice of prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Sections 10.4.

1.8    Mandatory Prepayments of Loans and Commitment Reductions.
(a)    Advances in Excess of Maximum Borrowing Availability. If at any time the then Aggregate Revolving Exposure exceeds the Maximum Borrowing Availability (other than as a result of a Protective Overadvance permitted pursuant to Section 1.1(a)(iii)), then the Borrowers shall immediately prepay outstanding Revolving Loans and then cash collateralize (in an amount not to exceed 105% of the maximum amount available to be drawn under Letters of Credit, in a manner satisfactory to the L/C Issuers) outstanding Letters of Credit in an amount sufficient to eliminate such excess.
(b)    Loans. The Borrowers shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.
(c)    Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:
(i)    make a Disposition; or
(ii)    suffer an Event of Loss;
then (A) the Borrower Representative shall promptly notify Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of any Net Proceeds of such Disposition or Event of Loss (x) in the case of any Revolver Priority Collateral, and (y) in the case of any Term Loan Priority Collateral that are not applied to the repayment of the Term Loan Obligations or reinvested by the applicable Credit Party, in each case pursuant to the express terms of the Term Loan Agreement (and subject in all cases to the terms of the Term Loan Intercreditor Agreement), the Borrowers shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.10(c)(i) or Section 1.10(c)(ii), as the case may be.
(d)    Issuance of Securities. Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder (other than under Sections 5.5(j) or (k)), and (ii) Excluded Equity Issuances), the Borrowers shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with Section 1.10(c)(i) or Section 1.10(c)(ii), as the case may be.
(e)    No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(f)    No Reduction in the Aggregate Revolving Loan Commitment. No prepayment made pursuant to this Section 1.8 shall reduce the Aggregate Revolving Loan Commitment.
1.9    Fees.
(a)    Fees. The Borrowers shall pay to Agent and the Arrangers for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.
(b)    Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:
(i)    the average daily Revolving Loan Commitment of such Lender during the preceding calendar quarter, less
(ii)    the average daily Revolving Exposure of such Lender during the preceding calendar quarter; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,
(iii)    multiplied by the Unused Commitment Fee Rate.
The total fee paid by the Borrowers will be equal to the sum of all of the fees due to the Lenders, subject to Section 1.11(e)(vi). Such fee shall be payable quarterly in arrears on the first day of each calendar quarter following the date hereof and on the Revolving Termination Date. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this Section 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.
(c)    Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent's or Required Lenders' option, while an Event of Default exists (or automatically while an Event of Default under Section 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar quarter, on the Revolving Termination Date and on the date on which all L/C Reimbursement Obligations have been discharged and the Aggregate Revolving Loan Commitments have been terminated. In addition, the Borrowers shall pay directly to each L/C Issuer (x) on the first day of each calendar quarter, on the

Revolving Termination Date and on the date on which all L/C Reimbursement Obligations have been discharged and the Aggregate Revolving Loan Commitments have been terminated, a fronting fee with respect to each Letter of Credit in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued by such L/C Issuer multiplied by a per annum rate equal to 0.125%, and (y) on demand, such L/C Issuer's customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.
1.10    Payments by the Borrowers.
(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set‑off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 1:00 p.m. (New York time) may in Agent's discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, Agent fees and expenses, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) Business Days' prior notice to the Borrower Representative (unless Agent has received written notice from the Borrower Representative that such other fees, costs and expenses are being disputed in good faith by the Borrowers (it being understood and agreed that any such dispute shall not limit the effect of any Default or Event of Default which shall result from the failure to make any such payment)), other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.
(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)    (i) So long as no Event of Default has occurred and is continuing, all payments received by Agent in respect of any Obligation and all funds transferred and credited to the Collection Account shall be applied to the Obligations as follows:

first, to the payment of any Protective Overadvance funded by Agent;
second, to payment of interest, fees, costs and expenses and any other amounts then due and payable by the Credit Parties under this Agreement and the other Loan Documents;
third, to payment of all Swing Loans;
fourth, to payment of all Revolving Loans that are Base Rate Loans;
fifth, to payment of all Revolving Loans that are LIBOR Rate Loans; and
sixth, to the Borrower Representative's operating account or for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its Commitment Percentage of amounts available to be applied pursuant to clauses fourth, and fifth above.
(ii)    During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through eighth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
first, to the payment of any Protective Overadvance funded by Agent and fees, costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement (subject to any limitations set forth herein (including Section 9.5));
third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, the Lenders and L/C Issuers;
fourth, to payment of all Swing Loans;
fifth, to payment of principal of the Obligations (other than obligations under Bank Products) then due and payable (including, without limitation, L/C Reimbursement Obligations then due and payable) and cash collateralization in an amount of 105% of unmatured L/C Reimbursement Obligations to the extent not then due and payable;
sixth, to payment of any Obligations under any Secured Rate Contract (solely to the extent that Agent has been notified of the amount and type of such Secured Rate Contract prior to the occurrence of the Event of Default and a Reserve has been instituted by Agent in connection therewith) and Obligations constituting Bank Products (solely to the extent that Agent has been notified of the amount and type of such Bank Products prior to the occurrence of the Event of Default and a Reserve has been instituted by Agent in connection therewith);
seventh, to payment of any other amounts owing constituting Obligations (including Secured Rate Contracts and Bank Products not otherwise paid pursuant to Section 1.10(c)(ii), fourth); and
eighth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, fifth, sixth and seventh above.
(d)    Agent is hereby authorized by the Borrowers to, and at its sole election may, charge to the Loan balance on behalf of each Borrower and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Loans, owing by the Borrowers and the Credit Parties under this Agreement or any of the other Loan Documents if and to the extent the Credit Parties fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed the Borrowing Base or Aggregate Revolving Loan Commitments at such time. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.
1.11    Payments by the Lenders to Agent; Settlement.
(a)    Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto (provided that in the case of any Borrowing to be made on a same-day basis, Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of the Loan requested by the Borrower

Representative within a reasonable time prior to the time such Lender shall be required to make any payment in accordance with the provisions hereof), and each such Lender shall pay Agent such Lender's Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent's account, as set forth on Agent's signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(b)    At least once each calendar week or more frequently at Agent's election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender's Commitment Percentage (except as set forth herein with respect Non-Funding Lenders (including, without limitation, adjustments to reflect any reallocation contemplated under Section 1.11(e)(ii))) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
(c)    Availability of Lender's Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent's demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.
(d)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(e)    Non-Funding Lenders; Procedures.
(i)    Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swing Loan) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other required payment under any Loan Document.
(ii)    Reallocation. If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender's Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent's election at any time or upon any L/C Issuer's or Swingline Lender's, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender's Commitment Percentage was reduced to zero and each other Lender's Commitment Percentage had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Exposure to exceed its Revolving Loan Commitment.
(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Revolving Loan Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender's Loans may not be reduced or forgiven, and (C)

the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans, Letter of Credit Obligations, and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Aggregate Revolving Loan Commitments outstanding.
(iv)    Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender's unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender's funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and the Aggregate Revolving Loan Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender's failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender's pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender's Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 1.11(e)(ii).
(v)    Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving

Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
(vi)    Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender's portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Lenders.
(f)    Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish reasonable procedures (and to amend such procedures in a reasonable manner from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish reasonable procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.
1.12    Borrower Representative. The Company hereby (i) is designated and appointed by each Credit Party as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Borrowing Base Certificates and Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or the Credit Parties under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all the Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.
1.13    Increase in Aggregate Revolving Loan Commitments.
(a)    Provided no Default or Event of Default has occurred and is continuing, upon notice to Agent (which shall promptly notify the Lenders), the Borrowers may, from time to time, request an increase in the Aggregate Revolving Loan Commitments by an aggregate amount (for all such requests) not to exceed $50,000,000 (any such increase in the Aggregate Revolving Loan Commitments, an “Incremental Revolving Loan Commitment”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 and (ii) in no event shall the Aggregate Revolving Loan Commitments (after giving effect to all requested increases therein) exceed $250,000,000. At the time of sending such notice, the Borrowers (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Each Lender shall notify Agent within such time period whether or not it agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment.
(c)    Agent shall notify the Borrowers and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to Agent's reasonable approval (which such approval shall not be unreasonably withheld, conditioned or delayed), the Borrowers may also invite additional Persons (together with any existing Lender participating in any such increase, each, an “Increasing Lender”) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder.
(d)    Agent and the Borrowers shall determine (A) the final allocation of such increase among Increasing Lenders and Schedule 1.1(a) of the Disclosure Letter shall be automatically updated to reflect the same and (B) the effective date (the “Increase Effective Date”) of any such increase. Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    As a condition precedent to increase in the Aggregate Revolving Loan Commitments pursuant to this Section 1.13, the Borrower Representative shall deliver to Agent (i) a certificate of each Credit Party dated as of the Increase Effective Date, signed by a Responsible Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase and (ii) a certificate of the Borrower Representative dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower Representative certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing. The parties hereto agree that, notwithstanding any other provision of this Agreement, Agent, the Borrowers, each Increasing Lender and each other Lender, as applicable, may make arrangements reasonably satisfactory to such parties to cause an Increasing Lender to temporarily hold risk participations in the Revolving Loans of the other Lenders (rather than fund its Commitment Percentage of all outstanding Loans concurrently with the applicable Increase Effective Date) with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Aggregate Revolving Loan Commitments. The Borrowers acknowledges that if (despite any arrangements established pursuant to the foregoing sentence), as a result of a non-pro-rata increase in the Aggregate Revolving Loan Commitments, any LIBOR Rate Loans must be prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor in order to keep the outstanding Revolving Loans ratable with any revised Commitment Percentages, then such prepayment or conversion shall be subject to the provisions of Section 10.4.
(f)    Term of Increase. Any increase in the Aggregate Revolving Loan Commitments shall be made on the same terms (including, without limitation, interest, payment and maturity terms), and shall be subject to the same conditions as existing Revolving Loan Commitments of the Lenders (it being understood and agreed that customary arrangement, upfront, commitment or other similar fees payable to GE Capital Markets, Inc. or one or more Increasing Lenders, as the case may be, may be different from those paid with respect to the existing Revolving Loan Commitments of the existing Lenders on or prior to the Closing Date or with respect to any other Increasing Lender in connection with any other increase in the Aggregate Revolving Loan Commitments pursuant to this Section 1.13).
(g)    Conflicting Provisions. This Section shall supersede any other provisions in this Agreement (including, without limitation, Section 9.1) to the contrary. Any increase in the Aggregate Revolving Loan Commitments pursuant to this Section 1.13 shall not require the approval or consent of any Lender.
ARTICLE II.
CONDITIONS PRECEDENT

2.1    Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction or waiver of the following conditions in a manner reasonably satisfactory to Agent:
(a)    Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;
(b)    Term Loan Documents. Agent shall have received a duly executed certificate of a Responsible Officer of the Borrower Representative, (i) attaching true, correct and complete, fully-executed copies of each of the Term Loan Documents, each of which shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Co-Collateral Agents, and (ii) certifying that (x) the transactions contemplated under the Term Loan Documents shall have been consummated in accordance with the terms of the Term Loan Documents and (y) the Borrowers contemporaneously with the closing hereunder shall have received gross proceeds of the Term Loan in an amount of $50,000,000;

(c)    Term Loan Intercreditor Agreement. The Term Loan Lenders and Agent shall have received a fully executed and delivered Term Loan Intercreditor Agreement, in form and substance reasonably satisfactory to Agent, Co-Collateral Agents and the Lenders, and such Term Loan Intercreditor Agreement shall be in full force and effect;
(d)    Funds Flow Memorandum; Etc. Agent shall have received a funds-flow memorandum from the Company setting forth the sources and uses of the proceeds of the Term Loan and any Revolving Loans to be borrowed or any Letters of Credit to be Issued on the Closing Date, which funds-flow memorandum shall be in form and substance reasonably satisfactory to Agent (the “Funds Flow Memorandum”) and shall contain a description of the Credit Parties' sources and uses of funds on the Closing Date, the details of how funds from each source are to be transferred to particular uses and the wire transfer instructions for the particular uses of such funds and the Borrowers shall have identified, not later than five (5) Business Days prior to the Closing Date, each Person (other than any Credit Party) that will directly receive proceeds of any Loans to be made on the Closing Date and Agent shall have received such information required by Agent under its “know your customer” compliance procedures with respect to each such Person;
(e)    Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by any Credit Party to the Prior Lenders will be repaid in full from the proceeds of the initial Loans and the Term Loan and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of the Prior Lenders shall be terminated by the Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guarantied by the Prior Lenders shall have been cash collateralized or supported by a Letter of Credit Issued pursuant hereto, as mutually agreed upon by Agent, the L/C Issuer, the Borrowers and the Prior Lenders;
(f)    No Material Adverse Change. Since December 31, 2011, no Material Adverse Effect shall have occurred;
(g)    No Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to (i) materially and adversely affect the transactions contemplated hereby or (ii) result in a Material Adverse Effect;
(h)    Financial Statements. Agent shall have received (a) audited consolidated balance sheets and related income statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the three most recently completed Fiscal Years ended at December 31, 2011, and (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Closing Date and for each subsequent fiscal month ended at least thirty (30) days before the Closing Date (and including prior year comparisons);

(i)    Borrowing Base Certificate and Availability. Agent and the Co-Collateral Agents shall have received a duly completed and executed Borrowing Base Certificate dated as of July 31, 2012, certified by a Responsible Officer of the Borrower Representative, which shall evidence that, after giving effect to the transactions contemplated hereby and all Loans to be made and Letters of Credit to be issued on the Closing Date, Availability shall not be less than $85,000,000;
(j)    No Liens. Agent shall have received an officer's certificate from each Credit Party in form and substance reasonably satisfactory to Agent certifying that the Obligations and the Term Loan Obligations do not give rise to any obligation of any Credit Party or its Subsidiaries to grant any security interest or Lien in respect of any existing Indebtedness of such Credit Party or its Subsidiaries or violate any of the terms of the agreements with respect to such existing Indebtedness;
(k)    Field Exams and Appraisals. The Agent and the Co-Collateral Agents shall have received reasonably satisfactory third party appraisals and field exams with respect to the Collateral, in each case, in a final form, together with reliance letters from the preparers thereof in favor of Agents and the Lenders and, to the extent such appraisals and field exams were prepared for the Prior Lenders (or any agent for any Prior Lender) and a release letter from the agent under the Prior Indebtedness consenting to the release of such appraisals and field exams to the Agent, in each case, in form and substance satisfactory to Agent;
(l)    Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of transactions contemplated hereby and thereby or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;
(m)    Payment of Fees. The Borrowers shall have paid all fees required to be paid on the Closing Date (including, without limitation, the fees specified in the Fee Letter), and shall have reimbursed Agent (and, to the extent separately agreed to by the Company, each Co-Collateral Agent), for all fees, costs and expenses of closing presented as of the Closing Date; and
(n)    Solvency. Agent shall have received a certificate of the chief financial officer (or other comparable officer) of the Borrower Representative certifying that after the incurrence of Indebtedness hereunder and under the Term Loan Documents and after the consummation of the other transactions contemplated hereby, the Borrowers and their Subsidiaries are Solvent on a consolidated basis.

2.2    Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or Issue any Letter of Credit, if, as of the date thereof:
(a)    any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Required Lenders have determined not to make such Loan or Issue such Letter of Credit as a result of the fact that such warranty or representation is untrue or incorrect;
(b)    any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the Issuance of any Letter of Credit); or
(c)    after giving effect to any Loan (or the Issuance of any Letter of Credit), the Aggregate Revolving Exposure would exceed the Maximum Borrowing Availability (except as provided in Section 1.1(a)(iii)).
The request by Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the or the Issuance of any Letter of Credit shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent's Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:
3.1    Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:
(a)    is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
(b)    has all requisite power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;
(c)    is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all Requirements of Law;
except, in each case referred to in clauses (b)(i) and (ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
3.2    Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary organizational action, and do not and will not:
(i)    contravene the terms of any of that Person's Organization Documents;
(ii)    conflict with or result in the creation of any Lien (except Liens created pursuant to the Loan Documents) under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;
(iii)    conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
(iv)    violate any Requirement of Law;
except, in each case referred to in clause (iii) or clause (iv), to the extent any such breach, contravention or violation would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
3.3    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and to the Term Loan Agent under the Term Loan Documents, (b) those obtained or made on or prior to the Closing Date and (c) for the recording and filing of this Agreement (and all required exhibits and schedules) with the Securities and Exchange Commission or other Governmental Authority.

3.4    Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceedings in equity or at law.
3.5    Litigation. Except as specifically disclosed in Schedule 3.5 of the Disclosure Letter, there are no actions, suits or proceedings pending, or to the knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:
(a)    purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Term Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, except as specifically disclosed in Schedule 3.5 of the Disclosure Letter, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party's knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.
3.6    No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent's Liens on the Collateral or the consummation of the transactions contemplated under the Credit Agreement and the other Loan Documents. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
3.7    ERISA Compliance. As of the Closing Date, the Credit Parties have made available to Agent for its review copies of all (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has either received a favorable determination letter from the Internal Revenue Service, is within the remedial amendment period for obtaining such determination letter or may rely on a favorable opinion letter issued by the Internal Revenue Service and each such Benefit Plan is in substantial compliance with its terms and with all Requirements of Law. Except for those that would not reasonably be expected to result in Liabilities in excess of

$5,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan or Multiemployer Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event has or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. There has been no failure to make any minimum required contribution to any Title IV Plan or Multiemployer Plan when due which could result in the imposition of a Lien with respect to any Benefit Plan or would reasonably be expected to result in Liabilities in excess of $5,000,000 in the aggregate.
3.8    Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 of the Disclosure Letter contains a description of the Credit Parties' sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or Issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.
3.9    Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 of the Disclosure Letter constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or where failure to own such personal property or have such leasehold interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 of the Disclosure Letter also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, to the extent failure to maintain such permits would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.10    Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, except as set forth on Schedule 3.10 of the Disclosure Letter, no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority to any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of the Borrowers, no Tax Return is under audit or examination by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
3.11    Financial Condition.
(a)    Each of (i) the audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 2011, and the related audited consolidated statements of income or operations, shareholders' equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries dated July 31, 2012 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the seven (7) fiscal months then ended, in each case, delivered to the Agent and the Lenders prior to the Closing Date:
(x)    were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(y)    present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)    The pro forma unaudited consolidated balance sheet of the Company and its Subsidiaries dated July 31, 2012 delivered to the Agent and the Lenders on or before the Closing Date was prepared by the Company giving pro forma effect to the transaction contemplated under this Agreement and the other Loan Documents, was based on the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated July 31, 2012, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)    Since December 31, 2011 there has been no Material Adverse Effect.
(d)    The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.
(e)    All financial performance projections delivered to Agent, including the financial performance projections delivered to the Agent and the Lenders on or before the Closing Date, represent the Borrowers' best good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions (it being understood that (i) the such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers' control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).
3.12    Environmental Matters. Except as set forth in Schedule 3.12 of the Disclosure Letter, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or, to the knowledge of any Credit Party, has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and

Liability Act or similar Environmental Laws. Each Credit Party has made available to Agent copies of all material existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.
3.13    Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.
3.14    Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower Representative, (c) the consummation of the transactions contemplated hereby and the Term Loan Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.
3.15    Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15 of the Disclosure Letter, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16    Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party do not infringe, misappropriate or dilute any Intellectual Property owned by any other Person and (b) no other Person has provided written notice to any Credit Party contesting any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.17    Brokers' Fees; Transaction Fees. Except for fees payable to Agent, the Arrangers, the Lenders, the Term Loan Agent and the Term Loan Lenders and except as set forth on Schedule 3.17 of the Disclosure Letter, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.
3.18    Insurance. The Credit Parties have made available to Agent (or its representatives) for its review all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with insurance companies or associations which are not Affiliates of the Borrowers that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage are placed or renewed, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.
3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19 of the Disclosure Letter, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than (x) with respect to the Stock and Stock Equivalents of the Subsidiaries of the Borrower Representative pledged pursuant to the Collateral Documents, those in favor of Agent, for the benefit of the Secured Parties and those in favor of the Term Loan Agent and (y) with respect to the Stock and Stock Equivalents of any other Subsidiary of the Borrower Representative not pledged pursuant to the Collateral Documents, Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than the Company), each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19 of the Disclosure Letter. Except as set forth in Schedule 3.19 of the Disclosure Letter, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 of the Disclosure Letter is a true and complete organizational chart of the Company and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.
3.20    Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 of the Disclosure Letter lists each Credit Party's jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party's chief executive office or sole place of business, in each case as of the date hereof.
3.21    Locations of Inventory, Equipment and Books and Records. Each Credit Party's inventory and equipment (other than inventory or equipment in transit or out for repair) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 of the Disclosure Letter (which Schedule 3.21 of the Disclosure Letter shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).
3.22    Deposit Accounts and Other Accounts. Schedule 3.22 of the Disclosure Letter lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.
3.23    Government Contracts. Except as set forth in Schedule 3.23 of the Disclosure Letter, as of the Closing Date, no Credit Party is a party to any material contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
3.24    Customer and Trade Relations. As of the Closing Date and except as set forth on Schedule 3.24 of the Disclosure Letter, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations which is not otherwise readily replaceable.

3.25    Bonding. Except as set forth in Schedule 3.25 of the Disclosure Letter, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement in respect of any surety bond agreement or bonding requirement with respect to products or services sold by it (exclusive of product warranties in the Ordinary Course of Business).
3.26    Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided, that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.
3.27    Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.
3.28    Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
3.29    Leasehold Payments; Sales Taxes; Bailee Payments. Each Credit Party has timely paid all sales taxes, all obligations under all leases of Real Estate on which is located Inventory that is included in the determination of the Borrowing Base and all amounts payable to Inventory bailees (including all freight carriers, freight forwarders, customs brokers, non-vessel owning common carriers, shipping companies and warehousemen), except for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP.
3.30    Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents, are effective to create in favor of Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein.
3.31    Eligible In-Transit Inventory. With respect to Eligible In-Transit Inventory,
(a)    each bailee in possession or control of such Inventory or the documents relating thereto has been identified in writing to the Co-Collateral Agents and, not later than a date that is ninety (90) days after the Closing Date, has entered into a bailee agreement in favor of Agent;
(b)    the shipping documents with respect to such Inventory are consistent in all material respects with the forms previously provided to Agent;
(c)    the purchase orders or other sales contracts relating to such Inventory are consistent in all material respects with the forms previously provided to Agent; and
(d)    the applicable Borrower has legally received such Inventory at the port of shipment.
ARTICLE IV.
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
4.1    Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to Agent (for distribution to each Lender) by Electronic Transmission:
(a)    as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided that the delivery within the time frame specified above of the Company's 10-K for such Fiscal Year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefore and filed with the SEC shall be deemed to satisfy the requirements of this Section 4.1(a); provided, further, that the Borrowers shall be deemed to have made such delivery if they have timely made such 10-K available on “EDGAR” and on the Company's home page on the worldwide web (as of the Closing Date located on www.furniturebrands.com) and shall have given Agent prior notice of such availability on EDGAR and the Company's home page (“Electronic Delivery”)
(b)    as soon as available, but not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each year, a copy of the unaudited consolidated balance sheet of the Company, and the related consolidated statements of income, shareholders' equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end adjustments and absence of footnote disclosures; provided that delivery within the time period specified above of copies of the Company's Form 10-Q prepared in compliance with the requirements therefore and filed with the SEC shall be deemed to satisfy the requirements of this Section 4.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have made timely Electronic Delivery thereof; and
(c)    as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheet of the Company, and the related consolidated statement of income, shareholders' equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end adjustments and absence of footnote disclosures.
4.2    Certificates; Other Information. The Borrowers shall furnish to Agent (for distribution to each Lender) by Electronic Transmission:
(a)    together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(k) and discussing the reasons for any significant variations;
(b)    coconcurrently with the delivery of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;
(c)    promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority, provided that, in each case, the Credit Parties shall be deemed to have made such delivery if it shall have made Electronic Delivery thereof;
(d)    as soon as available and in any event within (i) twenty-five (25) days (or, solely with respect to the monthly Borrowing Base Certificate to be delivered for the fiscal month of August 2012, on or before October 10, 2012) after the end of each fiscal month occurring prior to the six-month anniversary of the Closing Date, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base and the Term Loan Borrowing Base as at the end of the most-recently ended fiscal month and (ii) (A) seventeen (17) days after the end of each fiscal month occurring after the six-month anniversary of the Closing Date, a preliminary (for informational purposes only) borrowing base report which shall be in the form of a Borrowing Base Certificate (a “Preliminary Borrowing Base Report”) setting forth such preliminary information relating to the Borrowing Base and the Term Loan Borrowing Base as at the end of the most-recently ended fiscal month as mutually agreed with Agent and the Co-Collateral Agents, and which information is certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative as being the Borrowers' best good faith estimate of the information set forth therein based on assumptions believed by the Borrowers to be fair and reasonable in light of circumstances (it being understood that the such information is based on preliminary information developed by the Borrowers and the information contained in the Borrowing Base Certificate for such period may differ from the information provided in such Preliminary Borrowing Base Report) (it being acknowledged and agreed that (x) in no event shall the Preliminary Borrowing Base Report have the effect of increasing Availability and (y) Agent and the Co-Collateral Agents may implement Preliminary Borrowing Base Report Reserves in respect of information reflected on such Preliminary Borrowing Base Report) and (B) twenty (20) days after the end of each fiscal month occurring after the six-month anniversary of the Closing Date, a final Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base and the Term Loan Borrowing Base as at the end of the most-recently ended fiscal month; provided, however, that, (A) from and after any time Availability shall be less than the greater of (x) $25,000,000 and (y) twelve and one half of one percent (12.5%) of the Aggregate Revolving Loan Commitments then in effect, and until the Borrowers shall be able to demonstrate daily Availability of not less than the greater of (x) $25,000,000 and (y) twelve and one half of one percent (12.5%) of the Aggregate Revolving Loan Commitments then in effect, for each day for a period of forty-five (45) consecutive days thereafter, (B) if an Event of Default has occurred and is continuing or (C) if weekly Borrowing Base Certificates are required to be delivered under the Term Loan Agreement (or the documents evidencing any Permitted Refinancing thereof), a Borrowing Base Certificate shall be delivered no less frequently than the third Business Day of each calendar week, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base and the Term Loan Borrowing Base as of the last day of the immediately preceding week;
(e)    concurrently with the delivery of each Borrowing Base Certificate prepared as of the end of each Fiscal Month (including, without limitation, any weekly Borrowing Base Certificate, prepared as of the end of the last week of each Fiscal Month), a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their reasonable discretion;
(f)    concurrently with the delivery of the Borrowing Base Certificate, a trial balance showing Accounts outstanding aged from invoice date and from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 to 120 days, 120 days to 150 days and 150 days or more accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their reasonable discretion;
(g)    at any time the Borrowers are required to deliver a weekly Borrowing Base Certificate pursuant to Section 4.2(d), concurrently with the delivery of each weekly Borrowing Base Certificate prepared as of the end of any Fiscal Month, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their reasonable discretion;
(h)    concurrently with the delivery of the Borrowing Base Certificate, or at such more frequent intervals as Agent and the Co-Collateral Agents may request in their Permitted Discretion from time to time (in all cases, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports and information as requested by Agent or any Co-Collateral Agent, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion each of which shall be prepared by the Borrower Representative as of the last day of the relevant period (or if requested by Agent or any Co-Collateral Agent as provided above, as soon as available but in any event not later than the date two (2) Business Days (or such later date as may be reasonably agreed to by Agent, in the event any such information is not readily available to the Borrowers as of such date) after any such request);
(i)    to Agent and the Co-Collateral Agents, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c);
(i)    a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of each Borrower to such Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion;
(ii)    a reconciliation of the perpetual inventory by location to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion; and
(iii)    at any time the Borrowers are required to deliver a weekly Borrowing Base Certificate pursuant to Section 4.2(d), concurrently with the delivery of each weekly Borrowing Base Certificate prepared as of the end of any Fiscal Month, a reconciliation of the accounts payable aging to each Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion;
(iv)    a reconciliation of the accounts receivable aging to each Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion; and
(v)    a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by Agent and the Co-Collateral Agents in their Permitted Discretion;

(j)    at the time of delivery of each of the monthly, quarterly or annual financial statements delivered pursuant to Section 4.1, (i) a listing of all government contracts of each Borrower (or, an update to the most recently provided listing of such contracts pursuant to this clause (j)(i)) subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law which are included in the determination of the Borrowing Base; and (ii) a list of any applications for the registration of any Patent, Trademark (and, a list of any “intent to use” Trademark applications for which a registration has issued) or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;
(k)    as soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year of the Borrowers, projections of the Credit Parties (and their Subsidiaries') consolidated financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis, which shall include projected Availability for the forthcoming Fiscal Year on a month by month basis;
(l)    promptly upon receipt thereof, copies of any reports submitted by the Borrowers' certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
(m)    concurrently with the delivery thereof to any Term Loan Lender, environmental reports, information and assessments relating to any Real Estate;
(n)    promptly upon the consummation of the transactions relating to any Permitted Refinancing, copies certified by a Responsible Officer of the Borrower Representative as complete and correct of the documents relating to any Permitted Refinancing;
(o)    as soon as practicable, in any event at least three (3) Business Days prior thereto, any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) pursuant to Term Loan Documents; and
(p)    promptly, such additional business, financial, perfection certificates and other information as Agent may from time to time reasonably request in its Permitted Discretion.
4.3    Notices. The Borrowers shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days (or, in the case of clauses (c), (d) or (e) below, five (5) Business Days) after a Responsible Officer becomes aware thereof):
(a)    the occurrence or existence of any Default or Event of Default;

(b)    any breach or non‑performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
(c)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $5,000,000;
(d)    the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $5,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;
(e)    (i) the receipt by any Credit Party of any notice of any material violation of or potential material liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Environmental Liabilities in excess of $5,000,000, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
(f)    (i) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, or (ii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;
(h)    any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;
(i)    any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(j)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by the Company of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder);
(k)    (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate, (ii) the creation of any Contractual Obligation of any Tax Affiliate or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, (iii) any tax assessment for delinquent taxes against any Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount of such tax assessments for delinquent taxes do not exceed $100,000 in the aggregate), (iv) the imposition or filing of any Lien in respect of taxes owed by any Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount secured by such Liens would not exceed $100,000 in the aggregate), or (v) all tax liabilities, assessments and governmental charges or levies that are being contested by a Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount of such liabilities, assessments and governmental charges or levies that are being contested do not exceed $100,000 in the aggregate) together with a summary of the amount which is being contested and a status of the proceedings under which such contest is being made;
(l)    any “default” or “event of default” under any Term Loan Documents; and
(m)    if the Accounts owing by any Account Debtor and its Affiliates to the Borrowers and their Subsidiaries exceed 10% (or 15% with respect to Account Debtors with a corporate debt rating of BBB by S&P or the equivalent by such other rating agency) of all Accounts owing by all Account Debtors as of any date.
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
4.4    Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
(a)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;
(b)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(c)    use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;
(d)    unless otherwise agreed in writing by Agent, preserve or renew all of its (i) Eligible Trade Names (as defined in the Term Loan Agreement) or (ii) registered trademarks, trade names and service marks, the non‑preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(e)    conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.
4.5    Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.6    Insurance.
(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Federal Flood Insurance or other Flood Insurance (if Federal Flood Insurance is not required by the last sentence of this Section 4.6(a)), property damage, other casualty, employee fidelity, workers' compensation, business interruption and employee health and welfare insurance) with insurance companies or associations (in each case, other than with respect to employee health and welfare insurance, that are not Affiliates of the Borrowers) that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties (or with respect to Federal Flood Insurance or other Flood Insurance, in such amounts as required by the Lenders to comply with applicable Requirements of Law) and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. Subject to the provisions of the Term Loan Intercreditor Agreement, all policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 45 days' prior written notice (or such shorter period as may be agreed to by Agent) before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Subject to the provisions of the Term Loan Intercreditor Agreement, each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party's risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
(b)    Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, Flood Insurance), Agent may purchase insurance (including, without limitation, Flood Insurance) at the Credit Parties' expense to protect Agent's and Lenders' interests in the Credit Parties' and their Subsidiaries' properties, provided that the Agent shall endeavor to provide the Borrower Representative prior notice of any such action (it being understood and agreed that the failure to provide any such notice shall not result in any liability to Agent or invalidate any such action taken by Agent). This insurance may, but need not, protect the Credit Parties' and their Subsidiaries' interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other reasonable charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 1.3(c), and shall be due and payable upon demand of Agent. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.
(c)    The Credit Parties appoint Agent as their attorney-in-fact to settle or adjust all property damage claims under its property insurance policies; provided, that such power of attorney shall only be exercised so long as an Event of Default has occurred and is continuing or if the property claim exceeds $10,000,000. Agent shall have no duty to exercise such power of attorney, but may do so at its discretion.
4.7    Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities (subject, in each case, to any applicable cure or grace period), including:
(a)    all federal and state income tax liabilities and material federal, state, local and foreign franchise and other tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the Borrower Representative shall have provided written notice of any such contest to Agent in accordance with Section 4.3(k) and Agent may maintain a Reserve in respect of the amount so contested.
(b)    all lawful claims which, if unpaid, would by law become a Lien upon its Property unless (x) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (y) the aggregate amount secured by such Liens would not exceed $100,000 in the aggregate;
(c)    all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness;
(d)    the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(e)    payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.
4.8    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9    Inspection of Property and Books and Records; Field Exams and Appraisals.
(a)    Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, provide access to its properties, books and records to Agent and its Related Persons and shall reasonably cooperate with Agent and any of its Related Persons in connection with any review or analysis of any such Person's business, financial condition, assets, prospects and results of operations.
(b)    Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof) (a) provide access to such property to Agent and the Co-Collateral Agents and any of their Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons (who may be accompanied by the Co-Collateral Agents, at the expense of the Borrowers) to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party's books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties' expense; provided that the Credit Parties shall only be obligated to reimburse Agent and the Co-Collateral Agents for the reasonable expenses for (A) up to two (2) field examinations, audits or inspections in every twelve (12) month period, in the event that (I) no Default or Event of Default has occurred and is continuing and (II) Availability shall not have been less than an amount equal to the greater of (x) $35,000,000 and (y) seventeen and one half of one percent (17.5%) of the Aggregate Revolving Loan Commitments then in effect (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period and (B) up to three (3) such field examinations, audits and inspections in any twelve consecutive month period, in the event that Availability shall have been less than an amount equal to the greater of (x) $35,000,000 and (y) seventeen and one half of one percent (17.5%) of the Aggregate Revolving Loan Commitments then in effect (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period. There shall be no limit on the number of field examinations, audits and inspections conducted (x) during the occurrence and continuance of a Default or Event of Default and all such field examinations, audits and inspections shall be at the sole cost and expense of the Credit Parties or (y) by Agent at the cost and expense of the Co-Collateral Agents. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender's expense.
(c)    Upon Agent's request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party, provided, that notwithstanding any provision herein to the contrary, the Borrowers shall only be obligated to reimburse Agent for the expenses of such appraisals occurring (A) up to two (2) times in any twelve (12) consecutive month period, in the event that (I) no Default or Event of Default has occurred and is continuing and (II) Availability shall not have been less than an amount equal to the greater of (x) $35,000,000 and (y) seventeen and one half of one percent (17.5%) of the Aggregate Revolving Loan Commitments then in effect (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period, and (B) up to three (3) times in any twelve consecutive month period, in the event that Availability shall have been less than an amount equal to the greater of (x) $35,000,000 and (y) seventeen and one half of one percent (17.5%) of the Aggregate Revolving Loan Commitments then in effect (based upon the applicable Borrowing Base Certificate received by Agent at such time) at any time during such twelve consecutive month period (it being understood and agreed that (x) there shall be no limit on the number of appraisals during the occurrence and continuance of a Default or Event of Default and all such appraisals shall be at the sole cost and expense of the Credit Parties and (y) the foregoing limitations shall not apply to any appraisal conducted by Agent (at the cost and expense of the Co-Collateral Agents)), and (ii) the fair market value, or such other value of any Real Estate of any Credit Party or any Subsidiary of any Credit Party, solely to the extent required to comply with FIRREA.
4.10    Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to refinance on the Closing Date, Prior Indebtedness, including any costs and expenses associated therewith, (b) to pay costs and expenses required to be paid pursuant to Section 2.1 and to pay fees, costs and expenses in connection with the Term Loan Agreement on the Closing Date, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.
4.11    Cash Management Systems.
(a)    Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each Control Account (including, without limitation, all lockbox or similar arrangements) maintained by such Person. Notwithstanding anything to the contrary contained in this Section 4.11, until the date that is 90 days (that Agent may extend in its sole discretion) after the Closing Date (or at the request of the Agent if an Event of Default has occurred and is continuing), (a) Credit Parties shall not be required to obtain Control Agreements with respect to Control Accounts and (b) the Credit Parties shall be permitted to maintain their cash management structure as in effect on the Closing Date.
(b)    Each Credit Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to a Control Account, (ii) deposit in a Control Account promptly upon receipt all cash receipts, checks and other collections received by any Credit Party from any other Person, and (iii) instruct each depository institution for each deposit account to cause all amounts on deposit and available at the close of each Business Day in such deposit account to be swept to one of the Credit Parties' concentration accounts (which shall be a Control Account) no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by Agent; and
(c)    Each Control Agreement shall provide, among other things, that (i) the depository, securities intermediary or commodities intermediary executing such agreement has no rights of setoff or recoupment or any other claim against such account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (except as Agent may otherwise agree in writing), and (ii) from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may only be given by Agent at any time during the existence of a Cash Dominion Period and which notice shall, subject to the limitations, if any, contained in a Control Agreement, be revoked or withdrawn by Agent promptly upon it becoming aware that such Cash Dominion Period has ended (provided that no liability shall be incurred by Agent for a failure to do so) or promptly upon request of the Credit Parties after such Cash Dominion Period has ended, provided that Agent shall not be required to terminate any Activation Notice to the extent such action would cause the loss of perfection over any account), without any further action or consent by any Credit Party (A) the applicable depository institution, securities intermediary and commodities intermediary shall comply solely with the instructions of Agent with respect to the disposition and transfer of assets from the applicable account and (B) with respect to each Control Agreement for a deposit account, all available cash balances and cash receipts of each such deposit account shall be swept no less frequently than once per Business Day into the Collection Account or another Control Account which is swept daily into the Collection Account. Each Credit Party agrees that it will not cause proceeds of any Control Account to be otherwise redirected.
(d)    All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10(a) and shall be applied (and allocated) by Agent in accordance with Section 1.10(c)(i) or Section 1.10(c)(ii), as the case may be. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
(e)    Credit Parties may amend Schedule 3.22 of the Disclosure Letter to add or replace any deposit account or other account; provided, that (i) Agent shall have consented in writing (such consent not be unreasonably withheld) in advance to the opening of such account with the relevant depository, securities intermediary or commodities intermediary and (ii) with respect to any additional or replacement Control Account, securities account, or commodities account, except as Agent may otherwise agree in writing, prior to the time of the opening of such account, the applicable Credit Party and the applicable depository, securities intermediary or commodities intermediary shall have executed and delivered to Agent a Control Agreement.
(f)    Credit Parties shall use commercially reasonable efforts to close any of their respective accounts (and establish replacement accounts in accordance with clause (e) hereof) promptly and in any event within ninety (90) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's Permitted Discretion.
(g)    The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.
(h)    So long as no Cash Dominion Period is continuing, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in each Control Account.

(i)    Not later than ninety (90) days after the Closing Date (or such later date as agreed to by the Co-Collateral Agents), the Borrowers shall, and shall cause each other Credit Party to, maintain one or more Co-Collateral Agents or their Affiliates as its principal depository bank and securities intermediary, including for the maintenance of operating, administrative, cash management and collection activity for the conduct of its business in the United States.
(j)    Each Credit Party shall cause (i) all payments received by them (including, without limitation, all cash, checks, drafts or other similar items of payment) to be deposited into a Control Account or Local Deposit Account within one (1) Business Day after the receipt thereof and (ii) all funds in local deposit accounts (other than, for the avoidance of any doubt, deminimus amounts excluded pursuant to the definition of Control Account) which do not constitute Control Accounts (“Local Deposit Accounts”) to be transferred on a daily basis to a Control Account that is subject to a Control Agreement;
(k)    Schedule 4.11(k) of the Disclosure Letter contains a list describing, as of the Closing Date, all arrangements between a Credit Party and a credit card processor or issuer;
(l)    On or prior to the date that is 90 days (which Agent may extend in its sole discretion) after the Closing Date (or at the request of the Agent if an Event of Default has occurred and is continuing), each Credit Party will deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) in the form and substance reasonably satisfactory to Agent which have been executed on behalf of the applicable Credit Party and addressed to such Credit Party's credit card clearinghouses and processors and/or issuers listed on Schedule 4.11(k) of the Disclosure Letter and for each new credit card clearinghouse and processor and/or issuer after the Closing Date, which Credit Card Notifications shall require the ACH or wire transfer on each Business Day of the cash proceeds of all credit card charges to a Control Account;
(m)    Each of the Credit Parties agrees that only proceeds of Term Loan Priority Collateral shall be deposited in the Term Loan Priority Accounts (as defined in the Term Loan Intercreditor Agreement);
(n)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, deposit any proceeds of any Collateral, other than proceeds of credit card receivables processed by Fifth Third Bank into any deposit account maintained by a Credit Party or any of its Subsidiaries at Fifth Third Bank; and
(o)    Each of the Credit Parties agrees that all payments received by them (including, without limitation, all cash, checks, drafts or other similar items of payment) in any deposit account over which Sage Payment Solutions has a security interest shall be swept into a deposit account over which Sage Payment Solutions does not have a security interest within one (1) Business Day after the receipt thereof.
4.12    Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13    Further Assurances.
(a)    Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)    Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary's outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary's outstanding non-voting Stock and Stock Equivalents), in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) of any Credit Party acquires any Real Estate with a fair market value in excess of $500,000 that is subject to a Lien under the Term Loan Documents, within sixty (60) days following such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) Flood Insurance as required by Section 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with, unless otherwise waived by the Agent and the Co-Collateral Agents in their discretion, an A.L.T.A. lender's title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien (subject only to the Liens under the Term Loan Document) on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (y) unless otherwise waived by the Agent and the Co-Collateral Agents in their discretion, then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception and (z) unless otherwise waived by the Agent and the Co-Collateral Agents in their discretion, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Sections 4.6(a) and 4.13(b)(w), Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a). Notwithstanding anything to the contrary contained herein, the Borrowers hereby covenant and agree that all assets of a Credit Party or any Subsidiary of any Credit Party that secures or is otherwise pledged as collateral security for any Term Loan Obligations (other than those Real Estate interests set forth on Schedule 4.13(b) of the Disclosure Schedules to the extent such Real Estate interest are not included in the determination of the “Term Loan Borrowing Base” as defined in the Term Loan Agreement) shall be at all times subject to a security interest in favor of the Agent, for the benefit of the Secured Parties.
4.14    Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of written request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, solely to the extent necessary to determine the extent of such Event of Default, violations or Environmental Liabilities, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.
4.15    Leases. Each Credit Party shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all leases of Real Estate and warehouse facilities where any material Collateral is located, keep such leases in full force and effect and not allow such leases to lapse or be terminated, notify Agent of any default by any party with respect to such leases and cooperate with Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, (i) for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP or (ii) for any lease that is terminated at its stated termination date or is terminated prior to its stated termination date by mutual agreement between the lessor and the applicable Credit Party, in each case, so long as any Inventory or other material Collateral has been removed from such location.
4.16    Post-Closing Covenant. Each Credit Party, as applicable, shall execute and deliver the documents and complete the tasks set forth on Schedule 4.16 of the Disclosure

Letter, in each case within the time limits specified on such Schedule (or such later times as determined by Agent).
ARTICLE V.
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
5.1    Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 of the Disclosure Letter, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);
(b)    any Lien created under any Loan Document;
(c)    Customary Permitted Encumbrances;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 5.5(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e)    any Lien existing on any property or asset (other than assets of the type included in the Borrowing Base) prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset (other than assets of the type included in the Borrowing Base) of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Person becoming a Credit Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)    any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

(g)    Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;
(h)    non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries, and with respect to any licenses or sublicenses entered into after the Closing Date, the Borrowers shall use commercially reasonable efforts to include language that expressly provides that Intellectual Property that is the subject of such license or sublicense is subject to the Agent's Lien;
(i)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;
(j)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(l)    Liens arising out of sale and leaseback transactions permitted by Section 5.18 and other Indebtedness permitted under Section 5.5(h); provided, that in no event shall any such Liens encumber the Collateral (for the avoidance of doubt, excluding the property which is the subject of such sale and leaseback transaction);
(m)    Liens granted by a Subsidiary that is not a Credit Party in favor of the Borrower or another Credit Party in respect of Indebtedness owed by such Subsidiary; and
(n)    Liens securing Indebtedness permitted pursuant to Section 5.5(k) relating to the Term Loan Documents; provided that such Liens are subject to, and have the priority set forth in, the Term Loan Intercreditor Agreement in all respects;
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 5.1 may at any time attach to any Credit Party's (1) Accounts, other than those permitted under clause (a) of the definition of Customary Permitted Encumbrances and clauses (b) and (n) above, (2) Inventory, other than those permitted under clause (a) or (b) of the definition of Customary Permitted Encumbrances and clauses (b) and (n) above, or (3) Stock and Stock Equivalents in any Subsidiary, other than those permitted under clauses (b) and (n) above.
5.2    Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)    dispositions of inventory, or worn-out, obsolete or surplus equipment or property, all in the Ordinary Course of Business;
(b)    sales, transfers, leases and other dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Credit Party shall be made in compliance with Section 5.6;
(c)    sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d)    sales, transfers and dispositions of Investments permitted by clauses (j) and (l) of Section 5.4;
(e)    sale and leaseback transactions permitted by Section 5.18;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(g)    (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(h)    transactions permitted under Section 5.1(h);
(i)    dispositions of those assets set forth on Schedule 5.2(i) of the Disclosure Letter; provided that (i) any such disposition shall not include any Accounts or Inventory of any Credit Party, (ii) no Event of Default shall exist or shall result from such disposition and (iii) the Net Proceeds of such disposition are applied in accordance with Section 1.8;
(j)    dispositions constituting a Permitted Inventory Liquidation; provided that (i) no Default or Event of Default shall exist or shall result from such disposition; (ii) the Net Proceeds of such disposition are applied in accordance with Section 1.8;
(k)    sales, transfers and other dispositions of assets (other than of (i) the Stock of any Subsidiary of any Credit Party unless all of such Stock of a Subsidiary is sold or (ii) any Accounts or Inventory of any Credit Party) that are not permitted by any other clause of this Section 5.2, provided that (i) such sale, transfer and other disposition is made for fair market value, (ii) the aggregate fair market value (based on an arm's-length transaction) of all assets sold, transferred or otherwise disposed of in reliance upon this Section 5.2(k), together with the aggregate fair market value of all assets in connection with sale and leaseback transactions permitted under Section 5.18, shall not exceed $10,000,000 during any Fiscal Year of the Company or $30,000,000 over the term of this Agreement, (iii) no sale, transfer or other disposition of a Specified Asset shall be permitted by this Section 5.2(k) without the consent of the Required Lenders, (iv) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition and (v) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; and
(l)    sales, transfers or other dispositions of Borrowing Base Real Estate (as defined in the Term Loan Agreement as in effect on the date hereof) so long as (i) the cash consideration received for such sale, transfer or disposition is at least equal to the amounts set forth on Schedule 5.2 of the disclosure letter to the Term Loan Agreement as in effect on the date hereof and (ii) the mandatory prepayment in the amount of the Net Proceeds of such sale, transfer or disposition is made if and to the extent required by Section 1.8;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (c) and (f) above) shall be made for fair value and (other than those permitted by clause (a) (solely with respect to Inventory in the Ordinary Course of Business)) for at least 75% cash consideration.
5.3    Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (i) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed, (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity and (iii) any Excluded Subsidiary may liquidate or dissolve if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of any Borrower and is not materially disadvantageous to the Lenders.
5.4    Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)    Investments in cash and Cash Equivalents, subject to Control Agreements in favor of Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of Agent for the benefit of the Secured Parties;
(b)    Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(c)    Investments existing on the Closing Date and set forth in Schedule 5.4 of the Disclosure Letter;
(d)    loans or advances to employees permitted under Section 5.6;
(e)    Permitted Acquisitions; provided that (i) no Default or Event of Default exists or would result from the making of such Permitted Acquisition; (ii) the cash consideration used to fund such Permitted Acquisition pursuant to this Section 5.4(e) consists solely of (A) the proceeds from the issuance of Stock and Stock Equivalents (so long as the Company has issued such Stock and Stock Equivalents (subject to the Administrative Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable Permitted Acquisition); (B) the proceeds of Indebtedness permitted by Section 5.5(i) incurred concurrently with the applicable Permitted Acquisition; and (C) so long as the Payment Conditions are satisfied, cash on hand (including the proceeds of Revolving Loans); (iii) non-cash consideration for such Permitted Acquisition consists solely of (x) Stock in the Company or (y) Indebtedness permitted to be assumed by Section 5.5(g); (v) each of the conditions set forth in the definition of “Permitted Acquisition” are satisfied; (vi) at the time of any such Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Stock of any Person, the Company and its Subsidiaries shall have complied with Section 4.13 and (vii) at least ten (10) Business Days prior to the making of any Permitted Acquisition, the Borrowers shall deliver to Agent a certificate of a Responsible Officer of the Borrowers which (A) shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and (B) certify that the conditions contained in this Section 5.4(e) are satisfied (together with computations in reasonable detail reflecting the same);
(f)    Investments by the Borrowers and the Subsidiaries in Stock and Stock Equivalents in their respective Subsidiaries, provided that (i) if such Investment is made by a Credit Party in the Stock and Stock Equivalents of a Subsidiary that is not a Credit Party, no Event of Default exists or would result from the making of such Investment, (ii) at no time shall the Restricted Amount exceed $25,000,000 (excluding the amount of investments funded by the issuance of Stock and Stock Equivalents by the Company (subject to the Administrative Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable investment) and (iii) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;
(g)    loans or advances made by any Borrower to any Subsidiary or made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (i) if such loans and advances are made by a Credit Party to a Subsidiary which is not

Credit Party, no Event of Default exists or would result from the making of such Investment, (ii) any such loans or advances made by a Credit Party shall be evidenced by a promissory note pledged pursuant to the Guaranty and Security Agreement, (iii) at no time shall the Restricted Amount exceed $25,000,000 (excluding the amount of loans and advances funded by the issuance of Stock and Stock Equivalents by the Company (subject to the Administrative Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable loan or advance) and (iv) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;

(h)    Guarantees constituting Contingent Obligations permitted by Section 5.9; provided that (i) if such Guarantee is by a Credit Party of Indebtedness of a Subsidiary which is not a Credit Party, no Event of Default exists at the time of entering into such Guarantee or would result from the making of such Guarantee, (ii) at no time shall the Restricted Amount exceed $25,000,000 and (iii) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;
(i)    Investments in the form of Rate Contracts permitted by Section 5.9(e);
(j)    Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(k)    Investments received in connection with the dispositions of assets permitted by Section 5.2; and
(l)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Customary Permitted Encumbrances”.
5.5    Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.9;
(c)    Indebtedness existing on the Closing Date and set forth in Schedule 5.5 of the Disclosure Letter including Permitted Refinancings thereof;
(d)    Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease

Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(d) together with the aggregate principal amount of Indebtedness permitted by Section 5.5(g) below shall not exceed $50,000,000 at any time outstanding;
(e)    Indebtedness of any Borrower to any other Borrower, of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Credit Party to any Borrower or any Subsidiary that is a Credit Party shall be subject to Section 5.4 and (ii) Indebtedness of any Borrower to any Subsidiary that is not a Borrower and Indebtedness of any Subsidiary that is a Credit Party to any Subsidiary that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to Agent;
(f)    Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the Ordinary Course of Business;
(g)    Indebtedness of a Subsidiary existing at the time of acquisition thereof by the Company or a Subsidiary not to exceed $50,000,000 at the time of such acquisition (or Indebtedness assumed at the time of an acquisition of an asset that is subject to a Lien securing such Indebtedness), and Permitted Refinancings thereof, provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition, (ii) any Lien securing such Indebtedness is permitted under Section 5.1(e); and (iii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(g) together with the aggregate principal amount of Indebtedness permitted by Section 5.5(d) above shall not exceed $50,000,000 at any time outstanding;
(h)    Indebtedness pursuant to sale and leaseback transactions permitted by Section 5.18; provided that the aggregate amount of such Indebtedness does not exceed $20,000,000 (which may be increased to up to $40,000,000 with the consent of Agent);
(i)    other Indebtedness incurred in connection with Permitted Acquisitions not to exceed $50,000,000 in the aggregate outstanding at any time;
(j)    other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $50,000,000 in the aggregate at any time outstanding; and
(k)    Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed $60,000,000 minus the aggregate amount of principal repayments made in respect thereof, and including Permitted Refinancings thereof, in all cases subject to the terms of the Term Loan Intercreditor Agreement.

5.6    Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:
(a)    as expressly permitted by this Agreement;
(b)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to Agent;
(c)    loans or advances made by a Credit Party to its directors, officers and other employees on an arms-length basis in the Ordinary Course of Business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
(d)    transactions between or among any Borrowers and any Subsidiary that is a Credit Party not involving any other Affiliate;
(e)    any Investment permitted by Sections 5.4(f) and 5.4(g);
(f)    any Indebtedness permitted under Section 5.5(e);
(g)    any Restricted Payment permitted by Section 5.11;
(h)    loans or advances to directors, officers or other employees permitted under Section 5.6(c);
(i)    the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the Ordinary Course of Business;
(j)    any transactions permitted by Section 5.3; and
(k)    any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company's board of directors.
5.7    Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except (a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and (b) payment of reasonable directors' fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings.

5.8    Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.
5.9    Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Contingent Obligations of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case, provided in the Ordinary Course of Business;
(c)    Guarantees by any Borrower of Indebtedness of any other Borrower or any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 5.5, (ii) Guarantees by any Borrower or any Subsidiary that is a Credit Party of Indebtedness of any Subsidiary that is not a Credit Party issued on or after the Closing Date shall be subject to Section 5.4, and (iii) Guarantees permitted under this Section 5.5(c) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(d)    Guarantees (i) of the Borrowers or any of their Subsidiaries as a guarantor of the lessee under any lease pursuant to which a Borrower or a Subsidiary is the lessee so long as such lease is otherwise permitted hereunder, (ii) of the Company constituting Guarantees by the Company of trade payables owing by its Subsidiaries in the Ordinary Course of Business, (iii) of the Company and/or Thomasville consisting of Guarantees (with the maximum amount guaranteed at any time pursuant to this clause (iii) not to exceed $7,500,000 in the aggregate) of actual or potential claims under Environmental Laws, and (iv) of any Borrower or any Subsidiary as a guarantor of the obligations of a lessee under any lease pursuant to which a third party is the lessee not to exceed $25,000,000 in the aggregate;
(e)    Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(f)    Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9 of the Disclosure Letter, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(g)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;
(h)    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder, (ii) customers in the Ordinary Course of Business and (iii) purchasers in connection with dispositions permitted under Section 5.2(b);
(i)    Contingent Obligations arising under Letters of Credit;
(j)    Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent; and
(k)    other Contingent Obligations not exceeding $100,000 in the aggregate at any time outstanding.
5.10    Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $5,000,000. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan or Multiemployer Plan.
5.11    Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:
(a)    each Borrower may declare and pay dividends with respect to its common Stock payable solely in additional shares of its common Stock, and, with respect to its preferred Stock, payable solely in additional shares of such preferred Stock or in shares of its common Stock,
(b)    Subsidiaries may declare and pay dividends ratably with respect to their Stock and Stock Equivalents;
(c)    the Company may declare and pay cash dividends and make repurchases of its common shares, which, when aggregated with all cash dividends and share repurchases previously made in the same Fiscal Year pursuant to this Section 5.11

(c) do not exceed $20,000,000; provided that (i) the Payment Conditions are satisfied and (ii) after giving effect to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio, on a pro forma basis (after giving effect to such Restricted Payment and calculating the Consolidated Fixed Charge Coverage Ratio as if such Restricted Payment and all of the related transactions in connection with such Restricted Payment occurred as of the first day of the applicable period of measurement) for (x) the twelve (12) Fiscal Months most recently preceding such Restricted Payment and (y) on a projected basis, during the immediately succeeding twelve Fiscal Month period (determined as at the end of each Fiscal Month during such period, for the period of twelve (12) Fiscal Months then ended) following such Restricted Payment, is equal to or greater than 1.20:1.00; and
(d)    the Credit Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate on the Subordinated Indebtedness, to the extent permitted under the Subordination Agreement.
This Section 5.11 shall not prohibit (a) the payment of a Restricted Payment if such Restricted Payment was, at the time of declaration of such Restricted Payment, permitted by this Section 5.11 or (b) repurchases of common shares by the Company in the open market to offset the issuance of shares of common Stock pursuant to the exercise of employee stock options to the extent any such transactions do not result in a net use of cash.
In addition to such other Reserves as Agent may establish against the Borrowing Base, Agent may, in its Permitted Discretion, establish Reserves in the amount of any Restricted Payment declared but not yet paid pursuant to Section 5.11(c).
5.12    Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and its Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto.
5.13    Change in Structure; Foreign Subsidiary Ownership of Domestic Subsidiaries. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, (other than with respect to the Company) issue any Stock or Stock Equivalents or amend any of its Organization Documents, in each case, in any respect materially adverse to Agent or Lenders. No Foreign Subsidiary shall own any Stock or Stock Equivalents of any Domestic Subsidiary.
5.14    Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least ten (10) days' prior written notice to Agent and the acknowledgement of Agent that all actions reasonably required by Agent, including those to continue the perfection of its Liens, have been completed.
5.15    Amendments to Related Agreements and Subordinated Indebtedness.
(a)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to the Term Loan Documents or any Permitted Refinancings thereof, if such amendment, restatement, supplement or other modification would be prohibited by the Intercreditor Agreement.
(b)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, amend, or modify any Subordinated Indebtedness Documents except to the extent permitted by the Subordination Agreement.
5.16    No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party's or Subsidiary's Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 5.15 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents, (iii) imposed by the Term Loan Documents, (iv) existing on the date hereof and identified on Schedule 5.16 of the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (v) to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement, (vi) clause (b) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vii) clause (b) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

5.17    OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.
5.18    Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and any sale, transfer or other disposition of Borrowing Base Real Estate (as defined in the Term Loan Agreement as in effect on the date hereof) that is made for cash consideration is at least equal to the amounts set forth on Schedule 5.2 of the disclosure letter to the Term Loan Agreement as in effect on the date hereof, so long as: (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed sale and leaseback transaction or immediately after giving effect thereto; (ii) the aggregate fair market value of all assets in connection with sale and leaseback transactions permitted under this Section 5.18, together with the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon Section 5.2(k), shall not exceed $10,000,000 during any Fiscal Year of the Company or $30,000,000 over the term of this Agreement, (iii) no sale, transfer or other disposition of a Specified Asset shall be permitted by this Section 5.18 without the consent of the Required Lenders, (iv) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, and (v) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8.
5.19    Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would (a) violate any Environmental Law, except where such failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries or (b) form the basis for any Material Environmental Liabilities.
5.20    Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, provided that any payment or prepayment of any Term Loan Obligations pursuant this clause (b) shall be limited to and made solely with the Net Proceeds received by any Credit Party from the sale or other disposition of Term Priority Collateral, (c) the Term Loan Obligations, provided that in each case, the Payment Conditions are satisfied with respect to such payment; (d) a Permitted Refinancing of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(g) and 5.5(k) (subject to the Term Loan Intercreditor Agreement) and (e) prepayment of intercompany Indebtedness to Credit Parties.

ARTICLE VI.
[INTENTIONALLY OMITTED]

ARTICLE VII.
EVENTS OF DEFAULT

7.1    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document;
(b)    Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $500,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base or (C) errors in an amount not to exceed $5,000,000 in the aggregate in any Borrowing Base Certificate occurring when Availability continues to exceed $75,000,000 after giving effect to the correction of such errors (provided that, an Event of Default shall be deemed to have occurred regardless of Availability after the occurrence of any such error, if errors which cause the Borrowing Base to be overstated by an amount greater than $2,000,000 occurs three or more times during the term of this Agreement);
(c)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.2 (other than clauses (c), (l), (m) or (n)), 4.3(a), 4.4(a) (with respect to any Credit Party) or 9.10(d), Section 4.1, 4.6, 4.9, 4.10 or 4.11 or Article V or (ii) Section 4.2(l), (m) or (n), and such default shall continue unremedied for a period of three (3) Business Days after the earlier to occur of (1) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (2) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;
(d)    Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;
(e)    Cross‑Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of (x) the Term Loan or (y) any other Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, in each case with respect to Indebtedness described in clauses (x) and (y), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto (including the Term Loan Agreement) on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to the Term Loan or any such Indebtedness or Contingent Obligation (other than the Obligations and Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of the Term Loan or such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause the Term Loan or such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that if any such failure is waived or cured with respect to the Term Loan or such Indebtedness or Contingent Obligation, then the Event of Default hereunder shall be deemed waived and cured without any further action by any party so long as a written certification of such waiver or cure is provided by the Borrower Representative to the Agent;
(f)    Insolvency; Voluntary Proceedings. The Credit Parties and their Subsidiaries, on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person's Properties with a value in excess of $5,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;
(h)    Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $5,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
(i)    Non‑Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(j)    Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (to the extent that such security interest was a perfected and first priority security interest, or in any other case, with the same priority as required by the terms of the Loan Documents) subject only to Permitted Liens (other than the failure of Agent to have a first priority perfected lien in Collateral not included in the Borrowing Base to the extent (i) such failure arises from the failure of Agent to file UCC continuation statements or (ii) such failure results from Agent's failure to maintain possession of certificates actually delivered to it representing pledged securities);
(k)    Ownership. A Change in Control shall occur;
(l)    [Intentionally Omitted].
(m)    Invalidity of Term Loan Intercreditor Agreement. Any material provision of the Term Loan Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or any party (other than Agent or any Lender) to the Term Loan Intercreditor Agreement fails to perform or observe any term, covenant or agreement contained therein; or

(n)    (i) An ERISA Event occurs with respect to a Benefit Plan or any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to such Benefit Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which could reasonably likely result in a Material Adverse Effect, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000 or which could reasonably likely result in a Material Adverse Effect.
7.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:
(a)    declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon such Revolving Loan Commitments shall forthwith be suspended or terminated;
(b)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer. On the Revolving Termination Date, any Lender may terminate its and its Affiliates' Bank Products and Secured Rate Contracts in accordance with the documents governing such Bank Products or such Secured Rate Contracts, as applicable.
7.3    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
7.4    Cash Collateral for Letters of Credit. If this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, the Loans and other Obligations hereunder have been accelerated pursuant to Section 7.2, or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of all Letter of Credit Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties' Obligations. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, the Aggregate Revolving Loan Commitments have been terminated and all Obligations have been paid in full in cash
ARTICLE VIII.
AGENT

8.1    Appointment and Duties.
(a)    Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.
(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
8.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.
8.3    Use of Discretion.
(a)    Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
(b)    Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.4    Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.
8.5    Reliance and Liability.
(a)    Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(ii)    shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)    makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
(c)    Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that it shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent's own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent's and its Related Persons' due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent's Related Persons in connection with or using any Agent Report or any related documentation.
(d)    Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender's or L/C Issuer's purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender's or L/C Issuer's access to any Agent Report or any discussion of its contents.
8.6    Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.
8.7    Lender Credit Decision.
(a)    Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
(b)    If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender's administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender's compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender's or L/C Issuer's election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
8.8    Expenses; Indemnities; Withholding.
(a)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.
(b)    Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)    To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).
8.9    Resignation.
(a)    Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, (i) either Co-Collateral Agent may, if either so elects not later than one (1) Business Day after the effectiveness of such resignation, become successor Agent and (ii) if no Co-Collateral Agent elects to become successor Agent, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent's notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents. Any resignation by GE Capital as Agent pursuant to this Section shall also constitute its resignation as a Co-Collateral Agent.
(c)    Any L/C Issuer may refuse to Issue a Letter of Credit in its sole discretion.
(d)    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, each of GE Capital, Wells Fargo Bank, National Association and Bank of America, N.A. hereby agrees that it shall not assign any of its rights, powers, duties and obligations as a Co-Collateral Agent hereunder to any Person (other than an Affiliate of such Person designated by such Person from time to time in writing to Agent as a Co-Collateral Agent) without the prior written consent of Agent and the other Co-Collateral Agents. If any Co-Collateral Agent shall assign all of its Revolving Loan Commitment to any Person (other than an Affiliate of such Person designated by such Person from time to time in writing to Agent as a Co-Collateral Agent) in accordance with the terms hereof, concurrently with the effectiveness of such Sale, such Co-Collateral Agent shall be deemed to have resigned in its capacity as such and no successor Co-Collateral Agent shall be appointed to replace such resigning Co-Collateral Agent.
8.10    Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and
(b)    any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable (or, as an alternative with respect to Obligations arising under Secured Rate Contracts, other arrangements acceptable to the holder of such Obligations are made), (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such

Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.
Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days' advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
8.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, Section 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
8.12    Arrangers, Documentation Agents and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, the Documentation Agents and Syndication Agent shall not have any duties or responsibilities, nor shall the Arrangers, the Documentation Agents and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as an Arranger, Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as an Arranger, Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as an Arranger, Documentation Agent and/or Syndication Agent.

8.13    Information Regarding Bank Products and Secured Rate Contracts. Each Lender agrees that, upon the reasonable request of Agent, it shall from time to time provide Agent (with a copy to the Borrower Representative) with updated information regarding the Bank Product Amounts or obligations under Secured Rate Contracts in order facilitate Agent's administration of the credit facilities hereunder (it being understood that upon the failure of any Lender or any Affiliate of a Lender to provide such information, Agent may, in its discretion, exclude the Bank Product Amounts or obligations under Secured Rate Contracts of such Lender or such Affiliate from the “Obligations” and from distributions under Section 1.10(c)(ii)).
8.14    Co-Collateral Agents.
(a)    Appointment. Each Lender and each L/C Issuer appoints and designates each of GE Capital, Wells Fargo Bank, National Association and Bank of America, N.A. as a Co-Collateral Agent hereunder and each Lender and Issuer hereby authorizes GE Capital, Wells Fargo Bank, National Association and Bank of America, N.A. to act as a Co-Collateral Agent in accordance with the terms hereof and the other Loan Documents and authorizes the Co-Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Co-Collateral Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII (other than Sections 8.9 and 8.10) are solely for the benefit of the Co-Collateral Agents, the Lenders and the L/C Issuers, and no Credit Party shall have rights as a third party beneficiary of any such provision.
(b)    Co-Collateral Agent Determination.
(i)    In the event that Agent and the Co-Collateral Agents cannot agree on any matter relating to the Borrowing Base, Availability, Borrowing Base eligibility standards, Reserves, Borrowing Base reporting, Collateral appraisals or examinations, the determination shall be made by Agent or the Co-Collateral Agent either asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to the Borrowers under this Agreement) or declining to permit the requested action, which credit judgment shall be exercised in accordance with the standards (if any) expressly prescribed in this Agreement for such matter; provided, that the Co-Collateral Agents shall not decrease the advance rates for Eligible Accounts or Eligible Inventory set forth in the Borrowing Base.
(ii)    Agent agrees to provide each Co-Collateral Agent with drafts of Collateral appraisals and field examination reports and final versions of Collateral appraisals and field examination reports promptly after Agent's receipt thereof (but Agent shall not be liable for failing to do so). The Co-Collateral Agents will have the right to participate in all decisions relating to the settling of the scope of Collateral examinations and appraisals, and to participate in any such audit or appraisal at their own expense, and, subject to the limits on the frequency thereof provided for in this Agreement, the right to request and determine the timing of field examinations, Collateral appraisals and other examinations, in each case in the exercise of their respective Permitted Discretion. Each party hereto hereby agrees that nothing contained in this Section 8.14 shall permit any Co-Collateral Agent (in its capacity as such) to implement any Reserves or undertake to order any appraisals, field examinations or other examinations of any Collateral, but rather this Agreement grants each Co-Collateral Agent the right and authority to direct Agent to do so in accordance with the terms and conditions of this Agreement.
(iii)    If any provision of this Agreement or any of the other Loan Documents allows Agent to request that documents or other information be provided by or on behalf of any Credit Party, and does not provide that a Co-Collateral Agent may request such documents or other information, a Co-Collateral Agent may request in writing that Agent request that such documents or other information be provided by or on behalf of such Credit Party and promptly upon the receipt of such request from a Co-Collateral Agent, Agent shall (a) request such document or other information from the Borrowers and (b) provide it to each Co-Collateral Agent after the receipt of such document or other information from the Borrowers.
(iv)    Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each of the Co-Collateral Agents hereby agrees with Agent that (i) Agent shall have sole and exclusive authority and responsibility under this Agreement and the other Loan Documents (without the consent or further approval of any Co-Collateral Agent) (A) to make Protective Overadvances so long as such Protective Overadvances are made in accordance with the terms and conditions of this Agreement and (B) to select, employ and retain all attorneys, accountants, financial and other advisors, consultants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained or to be retained by Agent; and (ii) all rights of each of the Co-Collateral Agents hereunder and the obligation of Agent to comply with any request or direction of any Co-Collateral Agent shall be at all times subject to the terms and conditions and any limitations set forth in any applicable Loan Document, including the Term Loan Intercreditor Agreement.
(v)    Each Co-Collateral Agent expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any appraisal, collateral report, item or information furnished to such Co-Collateral Agent by the Administrative Agent pursuant to this Section 8.14 or otherwise pursuant to the Loan Documents and (ii) shall not be liable for any information contained in any appraisal, collateral report, field examination or item referenced above.
ARTICLE IX.
MISCELLANEOUS

9.1    Amendments and Waivers.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:
(i)    increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 7.2(a));
(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, (x) the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) or 1.9(c) shall not constitute a reduction of interest for purposes hereof and (y) mandatory prepayments pursuant to Section 1.8 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);
(iii)    reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations (for the avoidance of doubt, the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) or 1.9(c) shall not constitute a reduction of interest for purposes hereof);
(iv)    amend or modify Section 1.10 in any manner that would alter the order of treatment or the pro rata sharing of payments required thereby;
(v)    change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)    amend this Section 9.1 or change (x) the term Required Lenders, (y) the percentage of Lenders which shall be required for Lenders to take any action hereunder or (z) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder;
(vii)    discharge any Borrower from its respective payment Obligations under the Loan Documents, permit any assignment of such obligations, or release all or substantially all of the Collateral or the value of the guaranty made by the Guarantors, except as otherwise may be provided in this Agreement or the other Loan Documents;
(viii)    subordinate (x) all or substantially all of the Liens granted pursuant to the Loan Documents or (y) the Obligations, in each case other than pursuant to the Term Loan Intercreditor Agreement or as otherwise permitted hereunder; or
(ix)    (A) amend the definition of Borrowing Base or any component definition thereof in a manner that would make more credit available to the

Borrowers or (B) amend the definition of “Revolver Priority Collateral” in a manner adverse to the Lenders; provided, that, the foregoing shall not limit the discretion of Agent and the Co-Collateral Agents to change, establish or eliminate any Reserves or change any eligibility criteria with respect to Eligible Inventory or Eligible Accounts;
it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v) - (ix).
(b)    No amendment, waiver or consent shall, unless in writing and signed by Agent, the Co-Collateral Agents, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Co-Collateral Agents, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document (including the Term Loan Intercreditor Agreement) altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations having a payment priority that is lower than the payment priority in effect on the Closing Date or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof) or changing or deleting the definition of Rate Contract Reserve, in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
(c)    Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender's Revolving Loan Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Aggregate Revolving Loan Commitments outstanding.
(d)    Notwithstanding anything to the contrary contained in this Section 9.1, (i) Borrowers may amend Schedules 3.19 of the Disclosure Letter and 3.21 of the Disclosure Letter upon notice to Agent, (ii) Agent may amend Schedule 1.1(a) of the Disclosure Letter to reflect Sales entered into pursuant to Section 9.9 or increases in the Aggregate Revolving Loan Commitment pursuant to Section 1.13, and (iii) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent's and Co-Collateral Agent's Permitted Discretion.
9.2    Notices.
(a)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.
(b)    Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E‑System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)    Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
9.3    Electronic Transmissions.
(a)    Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b)    Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E‑System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED

PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
9.4    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
9.5    Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent, the Co-Collateral Agents or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse within five (5) Business Days of the demand therefor (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons (including the reasonable fees and out-of-pocket expenses of one primary counsel for Agent and of appropriate local counsel for Agent in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the diligence, syndication (limited to the costs associated with the establishment and maintenance of a data site such as Syndtrak or Intralinks), preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, the cost of environmental audits, Collateral audits, appraisals and examinations, background checks and similar expenses (subject to any limitations set forth herein) or the engagement and retention of any consultants or advisor, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations and appraisals (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual customarily charged by Agent for its examiners), subject to the limitations set forth in this Agreement, (c) L/C Issuer for all costs and expenses incurred in connection with the Issuance of Letters of Credit or the transactions related thereto, (d)

each of Agent, its Related Persons, the Arrangers, the Co-Collateral Agent and the Lenders for all reasonable and documented out-of-pocket expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, or Obligation, provided, however, that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to the reasonable legal fees and expenses of one counsel to Agent, the Arrangers, the Co-Collateral Agents and the Lenders taken as a whole (which shall be designated by Agent) and of one local counsel to Agent, the Arrangers, the Co-Collateral Agents and the Lenders taken as a whole (which shall be designated by Agent) in any relevant jurisdiction.
9.6    Indemnity.
(a)    Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Co-Collateral Agent, each Arranger, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors, whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to the reasonable legal fees and expenses of one counsel to Indemnitees taken as a whole (which shall be designated by Agent) and of one local counsel to the Indemnitees taken as a whole (which shall be designated by Agent) in any relevant jurisdiction) (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to (x) any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order and (y) disputes solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, co-collateral agent, arranger, l/c lender, swingline lender or any similar role under the Loan Documents and other than any claims arising out of any act or omission of the Credit Parties or their Subsidiaries. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
(b)    Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, or (ii)(A) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable solely to acts of such Indemnitee.
9.7    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
9.9    Assignments and Participations; Binding Effect.
(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto, the Co-Collateral Agents and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Co-Collateral Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of any Borrower, any other Credit Party, any L/C Issuer, or any Co-Collateral Agent or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that (v) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, (w) for each Revolving Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Revolving Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent's prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in

Section 1.11(e)(v). Agent's refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything to the contrary contained herein, in addition to any other consent which may be otherwise required, no Sale shall be made to any Disqualified Investor without the consent of the Borrower Representative, unless an Event of Default under Section 7.1(a), (f) or (g) shall have occurred and be continuing.
(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)    Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Aggregate Revolving Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)    Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)    Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Aggregate Revolving Loan Commitments and the payment in full of the Obligations.
9.10    Non-Public Information; Confidentiality.
(a)    Non-Public Information. Each of Agent, each Co-Collateral Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).
(b)    Confidential Information. Each of Agent, each Co-Collateral Agent, each Lender and each L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative's consent, (ii) to Related Persons of such Lender, L/C Issuer, Co-Collateral Agent, or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer, Co-Collateral Agent, or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer, Co-Collateral Agent, or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer, Co-Collateral Agent, or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other

Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
(c)    Tombstones. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party's name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other material to Borrower Representative for review and comment reasonably prior to the publication thereof.
(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GE Capital or any of its Affiliates is party without the prior written consent of GE Capital or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.
(e)    Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
(f)    Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Co-Collateral Agents, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the

Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.
9.11    Set-off; Sharing of Payments.
(a)    Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
(b)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).
9.12    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
9.13    Severability The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14    Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
9.15    Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
9.16    Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent's or Lenders' involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.
9.17    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, the Co-Collateral Agents, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
9.18    Governing Law and Jurisdiction.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
9.19    Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
9.20    Entire Agreement; Release; Survival.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER,

CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Credit Party, Agent, each Co-Collateral Agent, each Lender and each L/C Issuer hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Aggregate Revolving Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
9.21    Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
9.22    Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 (in amounts in excess of additional costs demanded to be paid by other Lenders with respect to the same matters); (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto; or (iii) the date any Lender becomes a Non-Funding Lender, the

Borrowers may, at their option, notify Agent and such Affected Lender (or such non-consenting Lender or Non-Funding Lender) of the Borrowers' intention to obtain, at the Borrowers' expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender or Non-Funding Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender or Non-Funding Lender) shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days' prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender's Loans and Revolving Loan Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
9.23    Joint and Several. Each Borrower is part of a group of affiliated Persons, and each Borrower expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement. In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by Agent or the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 9.23, each Borrower acknowledges and agrees that:
(a)    its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;

(b)    its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;
(c)    it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating hereto or thereto in respect of any other Borrower;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower;
(iii)    any change, restructuring or termination of the structure or existence of any other Borrower;
(iv)    the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement or any other Loan Document;
(v)    any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower; or
(vi)    the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Credit Party, or any of their Subsidiaries;
(d)    its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and
(e)    it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24    Creditor-Debtor Relationship. The relationship between Agent, each Co-Collateral Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
9.25    Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders
ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY

10.1    Taxes.
(a)    Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties and additions to tax with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).
(b)    If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
(c)    In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies, or any privilege tax or other tax, charges or similar levies on the amount of indebtedness (including, but not limited to, The Finance Company Privilege Tax Law, Miss. Code Ann. § 27-21-1 to -19, in Section 27-21-3), in each case, imposed by any applicable Requirement of Law or Governmental Authority and all interest, penalties and additions to tax with respect thereto, in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
(d)    The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.
(e)    Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f)    (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the

Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(iii)    Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.
(iv)    If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

10.2    Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.
(a)    Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
(b)    If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.
(c)    Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
10.3    Increased Costs and Reduction of Return.
(a)    If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans (other than an increase in the overall rate imposed on taxable income) or of Issuing or maintaining any Letter of Credit (other than an increase in the overall rate imposed on taxable income), then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender or L/C Issuer shall have determined that:
(i)    the introduction of any Capital Adequacy Regulation;
(ii)    any change in any Capital Adequacy Regulation;
(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)    compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender's or such entities' policies with respect to capital adequacy and such Lender's or L/C Issuer's desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.
10.4    Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)    the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
(b)    the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
(c)    the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
(d)    the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
(e)    the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
10.5    Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6    Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days' prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
10.7    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
ARTICLE XI.
DEFINITIONS

11.1    Defined Terms. The following terms have the following meanings:
“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Activation Notices” has the meaning set forth in Section 4.11(c).
“Affected Lender” has the meaning set forth in Section 9.22.
“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any

Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Agent Report” has the meaning set forth in Section 8.5(c).
“Aggregate Excess Funding Amount” has the meaning set forth in Section 1.11(e).
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Aggregate Revolving Loan Commitments” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $200,000,000, as such amount may be increased or reduced from time to time pursuant to this Agreement.
“Applicable Margin” means:
(a)    from and after the Closing Date until the first day of the first full Fiscal Quarter occurring after the six month anniversary of the Closing Date, (i) if a Base Rate Loan, one and three quarters of one percent (1.75%) per annum and (b) if a LIBOR Rate Loan, two and three quarters of one percent (2.75%); and
(b)    thereafter, for each Fiscal Quarter (commencing as of the first day of such Fiscal Quarter (each, an “Adjustment Date”)), the applicable percentages per annum set forth below determined by reference to Average Availability for the most recently ended Fiscal Quarter immediately preceding such Adjustment Date (the “Reference Quarter”):

Revolving Loans and Swing Loans
Level	Average Availability	LIBOR Rate Loan Margin	Base Rate Loan Margin
I	Less than $50,00,000	3%	2%
II	Greater than or equal to $50,000,000 but less than $80,000,000	2.75%	1.75%
III	Greater than or equal to $80,000,000 but less than $125,000,000	2.5%	1.5%
IV	Greater than or equal to $125,000,000	2.25%	1.25%

; provided, however, that, if at the end of each fiscal month occurring during a Reference Quarter, Consolidated EBITDA (for the period of twelve (12)

consecutive fiscal months then ended) is greater than $50,000,000, the Applicable Margin for the Fiscal Quarter immediately succeeding such Reference Quarter shall be determined pursuant to this clause (b) by reference to the applicable percentages per annum set forth below determined by reference to Average Availability for such Reference Quarter:

Revolving Loans and Swing Loans
Level	Average Availability	LIBOR Rate Loan Margin	Base Rate Loan Margin
I	Less than $50,00,000	2.75%	1.75%
II	Greater than or equal to $50,000,000 but less than $80,000,000	2.5%	1.5%
III	Greater than or equal to $80,000,000 but less than $125,000,000	2.25%	1.25%
IV	Greater than or equal to $125,000,000	2%	1%

Agent shall adjust the Applicable Margin from time to time upon delivery to Agent of each Compliance Certificate that is required to be delivered pursuant to Section 4.2(b) in connection with the financial statements for the Reference Quarter. Each such Compliance Certificate shall set forth a written calculation of Average Availability for the Reference Quarter certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative. If such calculation (as confirmed by Agent) indicates that the Applicable Margin shall increase or decrease, then within two (2) Business Days after the receipt of such financial statements and Compliance Certificate, the Applicable Margin shall be adjusted (which shall be effective as of the Adjustment Date) in accordance therewith; provided, however, that if (x) the Borrowers shall fail to deliver any such financial statements or such Compliance Certificate, then, at Agent's election, effective as of the applicable Adjustment Date, and continuing through the second (2nd) Business Days following the date (if ever) when such financial statements and Compliance Certificate are finally delivered, the Applicable Margin shall be conclusively presumed to equal the Applicable Margin for Level I in the first table above or (y) Agent's determination of Average Availability for the Reference Quarter shall be conclusive (absent manifest error) in the event of a conflict with the determination of Average Availability for the Reference Quarter set forth in the Compliance Certificate.

Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

In the event that any financial statement, Compliance Certificate or Borrowing Base Certificate delivered pursuant to Sections 4.1 or 4.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrowers shall immediately deliver to Agent a corrected financial statement, Compliance Certificate and/or a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected financial statement, Compliance Certificate and/or corrected Borrowing Base Certificate, as the case may be, for that period, and

(iii) the Borrowers shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“Arrangers” means collectively, Wells Fargo Bank, National Association, GE Capital Markets, Inc. and Bank of America, N.A., in their capacities as joint lead arrangers and joint bookrunners.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.
“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel which is required to be reimbursed by any Credit Party pursuant to the terms of this Agreement or any other Loan Document.
“Availability” means, at any time, the amount by which (a) the Maximum Borrowing Availability at such time, exceeds (b) the Aggregate Revolving Exposure at such time. Availability shall be determined with payables being paid in the Ordinary Course of Business.
“Availability Block” means $25,000,000.
“Average Availability” means, for any period, the daily average of Availability during such period.
“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any of its Subsidiaries by GE Capital or any of its Affiliates or by any Lender, Co-Collateral Agent, Arranger or Affiliate of any of them, in each case, so long as such Person remains a Lender or, with respect to any Affiliate, so long as GE Capital, such Lender, such Co-Collateral Agent or such Arranger, as the case may be, remains a Lender: (a) any services provided from time to time in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services; (b) commercial credit cards, purchasing cards and merchant card services; (c) leasing transactions, (d) letters of credit and bankers' acceptances (not otherwise constituting Letters of Credit hereunder) and (e) other banking products or services approved by Agent (not to be unreasonably withheld); provided, however, that, except for Bank Products that have been provided or arranged by GE Capital or an Affiliate of GE Capital, for any of the foregoing to be included for purposes of a distribution under Section 1.10(c)(ii)Sixth, the applicable bank product provider must have provided written notice to Agent (and acknowledged by Agent (which acknowledgment shall not be unreasonably withheld or delayed)) of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Amount owing from time to time. Agent shall rely solely on the Bank Product notice provided to it by the provider of such Bank Product (notwithstanding any dispute as among the provider of such Bank Product and the relevant Credit Party or Subsidiary). The provider of such Bank Product may (and upon the request of the Borrower Representative shall) provide to Borrower Representative a copy of any such Bank Product notice provided by it to Agent; provided that the provider of such Bank Product shall not have any liability for the failure to do so nor shall any such failure affect the validity of such Bank Product notice.
“Bank Product Amount” has the meaning specified in the definition of Bank Product.
“Bank Product Leasing Reserve” means, at any time of determination, a reserve established by Agent or any Co-Collateral Agent in respect of Bank Products constituting leasing transactions of the Credit Parties and their Subsidiaries in an amount equal to the aggregate of (i) the amount of the collateral deficiency (if any) between the value of the property subject to such Bank Product and the aggregate amount owed by such Credit Party or Subsidiary under such Bank Product (including all payments to be made thereunder) and (ii) any delinquent payments and other amounts owing under such Bank Products.
“Bank Product Reserve” means, at any time of determination, a reserve established by Agent or any Co-Collateral Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Bank Products (other than in respect to Bank Products constituting leasing transactions) at such time. For greater certainty, Bank Products constituting leasing transactions shall be subject of the Bank Product Leasing Reserve.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of one month.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” and “Borrowers” has the meaning specified in the preamble to this Agreement.
“Borrower Materials” has the meaning specified in Section 9.10(e).
“Borrower Representative” has the meaning specified in Section 1.12.
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(a)    85% of the book value of Eligible Accounts at such time;
(b)    85% of the book value of Eligible Finished Goods Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Finished Goods Inventory;
(c)    85% of the book value of Eligible Raw Materials Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Raw Materials Inventory;
(d)    the least of (i) 85% of the book value of Eligible Work-in-Process Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Work-in-Process Inventory, (ii) $10,000,000 and (iii) an amount equal to 5% of the aggregate Borrowing Base (other than those amounts described in this clause (d)); and
(e)    85% of the book value of Eligible In-Transit Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for In-Transit Inventory, provided that, (i) the aggregate amount of the Borrowing Base attributable to amounts included in this clause (e) in respect of Inventory shipped by a

Subsidiary of the Company shall not exceed $20,000,000 and (ii) the aggregate amount of the Borrowing Base attributable to amounts included in this clause (e) in respect of Inventory shipped by any other Person (other than a Subsidiary of the Company) shall not exceed $10,000,000;
in each case less the sum of (x) Reserves at such time plus (y) the Availability Block.
“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Expenditures” means, with respect to the Company and its Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Dominion Period” means (a) each period (i) beginning on the date that Availability shall have been less than the greater of (x) five percent (5.00%) of the Aggregate Revolving Loan Commitments then in effect and (y) $10,000,000, and (ii) ending on the date Availability shall have been equal to or greater than the greater of (x) five percent (5.00%) of the Aggregate Revolving Loan Commitments then in effect and (y) $10,000,000, in each case, for twenty (20) consecutive calendar days or (b) the period beginning upon the occurrence of an Event of Default and continuing during the period that any Event of Default shall be continuing; provided that (A) no more than two (2) Cash Dominion Periods commenced in accordance with clause (a) of this definition may be deemed to have ended under this definition in any period of 365 consecutive days, (B) no more than three (3) Cash Dominion Periods commenced in accordance with this definition may be deemed to have ended under this definition in any period of 365 consecutive days and (C) the expiration of any Cash Dominion Period in accordance with this definition shall not impair the commencement of any subsequent Cash Dominion Period.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guarantied or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody's, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Change in Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (b) the adoption by the shareholders of Company of a plan relating to the liquidation or dissolution of the Company; (c) the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) of 25% or more of the total voting power of the voting Stock and Stock Equivalents of the Company then outstanding; (d) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; (e) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting Stock and Stock Equivalents of the Company or such other Person is converted into or exchanged for cash, securities or other property or (f) except pursuant to a transaction permitted under Section 5.3, the Company ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of each of the other Borrowers, the other Credit Parties or any Subsidiary of any of them, in each case, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent and Liens in favor of Term Loan Agent, for the benefit of the Secured Parties.
“Closing Date” means September 25, 2012.
“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Collateral Agents” shall have the meaning set forth in the preamble.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, upon which a Lien in favor of Agent, on behalf of itself, the Lenders and the other Secured Parties, is granted, purported to be granted or otherwise exists, in each case, to secure the Obligations, whether under this Agreement, under any Collateral Document or otherwise.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the IP Security Agreements, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Collection Account” means that certain account of Agent set forth on Schedule C-1 of the Disclosure Letter, or such other account as may be specified in writing by Agent as the “Collection Account.”
“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender's Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitments; provided, that following acceleration of the Loans and the termination of the Revolving Loan Commitments, such term means, as to any Lender, the percentage equivalent of the principal amount of the Revolving Loans held by such Lender, divided by the aggregate principal amount of the Revolving Loans held by all Lenders.

“Compliance Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 4.2(b).
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication of either (x) any item described in any other clause, below, or (y) any item excluded in the calculation of Consolidated Net Income) (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for income taxes, (iii) depreciation and amortization expense, (iv) non-cash compensation expenses and (v) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring, non-cash items increasing Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, the ratio of (a) the result of (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures made during such period which are not financed with net proceeds of Indebtedness permitted under Section 5.5 (other than the Obligations) during such period, plus (B) the aggregate amount (but not less than $0) of Federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid in cash during such period plus (ii) Restricted Payments paid in cash during such period plus (iii) cash contributions to any Benefit Plan in excess of actual pension expense during such period calculated for the Company and its Subsidiaries on a consolidated basis plus (iv) cash payments made in respect of any items deducted from the calculation of Consolidated EBITDA pursuant to clause (b)(ii) of the definition of Consolidated EBITDA.
“Consolidated Interest Expense” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.
“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the aggregate of the net income (loss) of the Company and its Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) extraordinary gains for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or applicable law to such Subsidiary during such period, except that the Company's equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso).
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.
“Continuing Directors” means, as of any date of determination, those members of the Board of Directors of the Company, each of whom: (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (excluding, in the case of clause (b), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).
“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Control Account” means each deposit account, securities account, or commodities account now or hereafter owned by the Credit Parties, other than (a) payroll accounts (so long as each such payroll account does not contain amounts in excess of amounts necessary to pay payroll expenses), trust accounts, accounts used exclusively for withholding tax, goods and services tax, sales tax, payroll tax and other fiduciary accounts, (b) Local Accounts and other accounts (other than (x) lockbox accounts and other accounts into which Account Debtor payments are made or (y) any concentration accounts) with cash or Cash Equivalents and other entitlements not exceeding $250,000 at any time in the aggregate for all such accounts excluded pursuant to this clause (b), and (c) each Term Loan Priority Account (as such term is defined in the Term Loan Intercreditor Agreement) (the accounts set forth in the clauses (a)-(c) above, collectively, the “Excluded Accounts”).
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account, entitlement or contract, as applicable, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.
“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Copyright Security Agreement” means the Copyright Security Agreement, dated as of even date herewith, made in favor of Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“Credit Card Notification” shall have the meaning set forth in Section 4.11(l).
“Credit Parties” means each Borrower, each Guarantor and each other Person which executes a guaranty of the Obligations, which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.
“Customary Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.1;

(b)    carriers', warehousemen's, landlord's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 30 days or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(c)    pledges and deposits made in the Ordinary Course of Business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business;
(e)    judgment liens in respect of judgments (other than for payment of taxes, assessments or other governmental charges) that do not constitute an Event of Default under Section 7.1(h); and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of the Company or any Subsidiary;
provided that the term “Customary Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Customer Deposits” means deposits made by customers of the Credit Parties or any of their Subsidiaries which entitle such Person to use all or a portion of such deposit as a credit against the payment of all or a portion of the purchase price for any Inventory of the Borrowers.
“Customer Deposits Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to the sum of (a) seventy-five percent (75%) of the aggregate amount of Customer Deposits at such time and (b) the amount (if any) by which twenty-five percent (25%) of the aggregate amount of Customer Deposits at such time exceeds $5,000,000; provided, however, that, at any time Availability is less than or equal to $25,000,000, such reserve shall be in an amount equal to one hundred percent (100%) of the aggregate amount of Customer Deposits at such time.
“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) all scheduled principal payments made or required to be made on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capital Leases) for such period (excluding, for the avoidance of doubt, all voluntary and mandatory prepayments), in each case determined in accordance with GAAP.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve month period, that is the result of dividing the Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits, other non-cash credits, which are recorded to reduce the dilutive items with respect to the Borrowers' Accounts during such period in a manner consistent with current and historical accounting practices, by (b) the Borrowers' gross billings for Accounts during such period.
“Dilution Reserve” means, as of any date of determination, a reserve established by Agent in an amount equal the result of (a) the percentage by which Dilution is greater than 5%, times (b) the amount of Eligible Accounts as set forth on the most recent Borrowing Base Certificate received by Agent. If the Dilution does not exceed 5.0%, the Dilution Reserve shall be zero ($0).
“Disclosure Letter” means that certain letter agreement dated as of the date hereof by and among the Credit Parties and Agent.
“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(b), 5.2(d), 5.2(g) and 5.2(h), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.
“Disqualified Investors” means those Persons identified in writing by the Borrower Representative to, and approved by, Agent on or prior to the Closing Date as a Disqualified Investor.
“Documentation Agents” means, collectively, GE Capital and Bank of America, N.A., in their capacity as co-documentation agents.
“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Eligible Accounts” means all Accounts owing to a Borrower that arises in the Ordinary Course of Business from such Borrower's sale of goods or rendition of services and which have been earned by performance and which are properly reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent and the Co-Collateral Agents, except any Account to which any of the exclusionary criteria set forth below applies. In determining the amount to be included, Eligible

Accounts shall be calculated net of unapplied cash, discounts, credits, allowances, deductions and rebates. Eligible Accounts shall not include the following Accounts of a Borrower:

a.
Accounts (i) with respect to which the scheduled due date is more than 105 days after the original invoice date, (ii) that remain unpaid more than 150 days after the date of the original invoice, (iii) that remain unpaid more than 60 days after the original due date, (iv) which has been written off the books of the Borrowers or otherwise designated as uncollectible or (v) to the extent of credits aged past due determined in a manner consistent with the methodology used in the Borrowing Base Certificate delivered on the Closing Date;

b.	Accounts owing by an Account Debtor as to which 50% or more of the Dollar amount of all Accounts owing by such Account Debtor are ineligible pursuant to clause (a) above;

c.
Accounts owing by one Account Debtor or group of Account Debtors which are Affiliates that are in excess of 10% (or 15% with respect to Account Debtors with a corporate debt rating of BBB by S&P or the equivalent by such other rating agency acceptable to the Co-Collateral Agents or, in each case, such greater percentage for an Account Debtor established from time to time by the Co-Collateral Agents in their Permitted Discretion) of total consolidated Eligible Accounts to the extent of such excess;

d.	Accounts owing by an Account Debtor that is a director, officer, employee or Affiliate of the Borrowers;

e.
Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the applicable Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof; provided, however, with respect to Accounts owing by the U.S. Department of State, such Accounts shall not be deemed ineligible as a result of this clause (e) for a period of 120 days from the Closing Date notwithstanding failure by the Borrowers to comply with the Federal Assignment of Claims Act of 1940;

f.
Accounts owing by an Account Debtor outside of the United States and Canada (unless (i) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Co-Collateral Agents (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Co-Collateral Agents);

g.	Accounts that are payable in any currency other than Dollars;

h.	contra accounts not already accounted for in the determination of Dilution;

i.	Accounts which are the subject of a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

j.
Accounts for which the goods have not been shipped or for which the services giving rise to such Account have not been performed or Accounts billed but not shipped (including unshipped trailers) or if such Account was invoiced more than once with respect to such goods or services;

k.
Accounts which represent a progress billing, that are contingent upon a Borrower's completion of any further performance or relate to payments of interest (including interest on any promissory notes or other instruments) or other finance charges or which are restricted proceeds of Inventory subject to a title retention arrangement;

l.	Accounts with respect to which an invoice has not been sent to the applicable Account Debtor;

m.	Accounts which are not subject to a first priority perfected security interest in favor of Agent, for the benefit of the Secured Parties;

n.
Accounts which are subject to Liens other than a Lien in favor of Agent, for the benefit of the Secured Parties, and Permitted Liens which are junior in priority to the Lien in favor of Agent, for the benefit of the Secured Parties;

o.	Accounts with respect to which any applicable covenant, representation, or warranty contained in any Loan Document has been breached or is not true, in each case, in any material respect;

p.
Accounts owed by an insolvent or bankrupt Account Debtor or an Account Debtor who has ceased operations (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession with debtor-in-possession financing in place under the Bankruptcy Code and reasonably acceptable to the Co-Collateral Agents);

q.
Accounts (i) which are subject to any rebate, unapplied cash, chargeback, counterclaim, deduction, defense, setoff, short-pay or dispute but only to the extent of any such rebate, unapplied cash, chargeback, counterclaim, deduction, defense, setoff, short-paid amount or dispute or (ii) to the extent that a Borrower has received funds for application thereto and misapplied such funds in error;

r.	Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis or that arise with respect to unclaimed freight;

s.	Accounts that are evidenced by a judgment, instrument (including promissory notes) or chattel paper;

t.	Accounts that are not true and correct statements of bone fide Indebtedness incurred in the amount of such Account for goods or services rendered and accepted by the applicable Account Debtor;

u.	Accounts for which the Account Debtor is unidentified;

v.	Accounts to the extent related to freight and other charges related to deliveries of samples, repair parts and other non-billable items;

w.	Accounts to the extent related to crating and containerization charges;

x.	Accounts for which the payment item related thereto has been returned;

y.	Accounts which the Co-Collateral Agents determine in their Permitted Discretion may not be paid by reason of the Account Debtor's inability to pay;

z.	Accounts, the value of which has been impaired, as determined by the Co-Collateral Agents in their Permitted Discretion;

aa.
Accounts to the extent subject to credits, refunds, rebates, or other reductions that have not yet been taken (e.g., accrual reserves) (but without duplication of amounts netted in determining the calculation of Eligible Accounts); and

bb.	Accounts to the extent any Borrower's accounts receivable trial balance or accounts receivable aging sub-ledger reflect a greater amount than the reconciled amount on such Borrower's general ledger.
Notwithstanding the above, Agent and the Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date in their Permitted Discretion, to adjust the criteria set forth above and/or to establish new criteria. Agent and the Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Accounts (including, without limitation, amounts to adjust for claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in their Permitted Discretion.
“Eligible Finished Goods Inventory” means, without duplication of any other Inventory included in the determination of the Borrowing Base, Inventory that qualifies as Eligible Inventory and consists of finished goods held for sale in the Ordinary Course of Business of the Borrowers. Notwithstanding the above, Agent and the Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date in their Permitted Discretion, to adjust eligibility criteria and to establish new criteria with respect to Eligible Finished Goods Inventory. Agent and the Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Finished Goods Inventory from time to time in their Permitted Discretion.

“Eligible In-Transit Inventory” means, without duplication of any other Inventory included in the determination of the Borrowing Base, all Inventory owned by a Borrower, which Inventory is initially located outside of the United States and is in transit for not more than forty-five (45) days directly from the point of shipment to one of such Borrower's Inventory locations located in the continental United States (for the purposes of this definition, “In-Transit Inventory”), provided that (a) a Borrower has title to such In-Transit Inventory, (b) such In-Transit Inventory is (x) subject to a negotiable bill of lading or other negotiable document of title and which document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, for the benefit of the Secured Parties, or (y) subject to a non-negotiable document of title, and (1) the shipping documents (including such non-negotiable document of title) relating to such In-Transit Inventory are acceptable to Agent and the Co-Collateral Agents and have been delivered to Agent or an agent acting on behalf of Agent or an agent of such agent, in each case, pursuant to a bailee agreement or such other arrangements satisfactory to Agent and the Co-Collateral Agents and (2) such shipping documents name a Borrower, as owner and shipper and Agent, as secured party, as consignee (or, in each case, such other arrangements satisfactory to Agent and the Co-Collateral Agents relating to such shipping documents in respect of such In-Transit Inventory shall have been made); provided that unless and until such time as Agent or a Co-Collateral Agent notifies the Borrowers to the contrary with respect to any In-Transit Inventory, non-negotiable seaway bills naming a freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, or shipping company who is retained by a Borrower, as shipper, and the Borrower and Agent, as secured party, as consignee shall be acceptable for the purposes of this clause (b)(y)(2); provided, further, that after delivery of such notice the Borrowers shall have a sixty (60) day period to implement such change prior to such seaway bill In-Transit Inventory being deemed ineligible under this clause (b)(y)(2), (c) such In-Transit Inventory is insured under casualty insurance and cargo transit insurance acceptable to Agent and the Co-Collateral Agents and which names Agent as loss payee, (d) such In-Transit Inventory is subject, to the reasonable satisfaction of Agent and the Co-Collateral Agents, to a first priority perfected security interest in and Lien upon such In-transit Inventory in favor of Agent for the benefit of the Secured Parties, (e) to the extent required by Agent or the Co-Collateral Agents, each relevant a freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, or shipping company in possession of such In-Transit Inventory or documents relating thereto shall, not later than the date that is ninety (90) days after the Closing Date (as may be extended by Agent in its sole discretion), have (x) entered into bailee arrangements satisfactory to Agent and the Co-Collateral Agents, for the benefit of the Secured Parties and (y) indicated or otherwise acknowledged Agent's security interest in and Lien upon such In-Transit Inventory and in any shipping documents issued or carried by such freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, or shipping company, in each case, in a manner satisfactory to Agent and the Co-Collateral Agents, (f) such In-Transit Inventory otherwise meets the criteria for Eligible Inventory (other than the eligibility criteria set forth in clauses (b), (c), (j) or (m) of the definition thereof), (g) Agent and the Co-Collateral Agents shall otherwise be reasonably satisfied that (i) the purchase and shipping documentation relating to such In-Transit Inventory demonstrate that a Borrower has received such Inventory at the port of shipment and (ii) no Person (including the vendor of such goods) has a legal right of reclamation, repudiation, or stoppage-in-transit (or, in each case, any similar right) with respect to such Inventory pursuant to the Uniform Commercial Code or any other applicable Requirement of Law, and (h) other than in situations where In-Transit Inventory is subject to a negotiable bill of lading or other negotiable document of title as provided in clause (b)(x) above, such In-Transit Inventory satisfies such other eligibility criteria established by Agent and the Co-Collateral Agents in their Permitted Discretion; provided that, with respect to eligibility criteria established under this clause (h) dealing with documents or the in-transit import process relating to In-Transit Inventory, the Borrowers shall have a reasonable time (not to exceed sixty (60) day period) to comply with such new eligibility criteria prior to such In-Transit Inventory being deemed ineligible under this clause (h).
“Eligible Inventory” means all Inventory owned by a Borrower and properly reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent, except any Inventory to which any of the exclusionary criteria set forth below applies. In determining the amount to be included, Eligible Inventory shall be calculated (i) net of accrued freight charges, intercompany profits, and net purchase price variances and (ii) including, without duplication, Inventory in unshipped trailers. Eligible Inventory shall not include the following Inventory of a Borrower:

a.
Inventory that (i) has been excluded for purposes of the most recent inventory appraisal, if any, due to such Inventory being deemed to be slow moving, or (ii) is obsolete, excess, defective or unfit for sale;

b.	Inventory located outside of the United States;

c.
Inventory which is not located on premises owned by a Borrower, except for Inventory located at leased properties or with bailees for which either (A) appropriate Lien releases and waivers (or subordination agreements) have been obtained or (B) Agent and the Co-Collateral Agents have established a Rent Reserve; provided however, that the Co-Collateral Agents shall not establish any such Rent Reserve and no Inventory shall be deemed ineligible solely as a result of this clause (c), prior to the date that is ninety (90) days after the Closing Date unless an Event of Default shall have occurred;

d.	Inventory which is not owned by a Borrower;

e.	Inventory on consignment;

f.	Inventory which consists of display items or packing or shipping materials, manufacturing or other supplies or replacement parts;

g.
Inventory which is not subject to a first priority perfected security interest in favor of Agent, for the benefit of the Secured Parties, (subject only to Permitted Liens acceptable to Agent and the Co-Collateral Agents in their Permitted Discretion for which, to the extent required by Agent and the Co-Collateral Agents, Reserves have been established);

h.
Inventory which is subject to Liens other than a Lien in favor of Agent, for the benefit of the Secured Parties, and Permitted Liens which do not have priority over the Lien in favor of Agent, for the benefit of the Secured Parties;

i.	Inventory with respect to which any applicable covenant, representation, or warranty contained in the Loan Documents has been breached or is not true, in each case, in any material respect;

j.	In-Transit Inventory;

k.
Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of such Inventory (which has not been obtained) or the payment of any monies to any third party upon such sale or other disposition of such Inventory (to the extent of such monies), unless subject to a Royalty Reserve;

l.	Inventory that is not covered by casualty insurance reasonably acceptable to Agent and the Co-Collateral Agents;

m.
Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except liens in favor of Agent, for the benefit of the Secured Parties, and Permitted Liens which do not have priority over the Lien in favor of Agent, for the benefit of the Secured Parties;

n.	Inventory, the value of which has been impaired, as determined by Agent and the Co-Collateral Agents in their Permitted Discretion;

o.	Inventory to the extent comprising of net purchase price variances;

p.	Inventory to the extent comprising of accrued freight charges;

q.	Inventory to the extent comprising of intercompany profits;

r.	Inventory to the extent comprising of fuel charges or accessories;

s.	Inventory which is in need of repair or rework or which has been rejected due to quality;

t.
Inventory shrink in an amount reasonably estimated by Agent to be equal to that amount which is determined in order that the shrink reflected in current books and records of the Credit Parties would be reasonably equivalent to the shrink calculated as part of the Credit Parties' most recent physical Inventory (or, in the Permitted Discretion of Agent, in the most recent collateral audit received by the Agent);

u.	Inventory which is located at any site (other than a retail store location) if the aggregate book value of Inventory at such site is less than $100,000;

v.	Inventory subject to an overstatement error; and

w.	Inventory to the extent any Borrower's perpetual Inventory balance reflects a greater amount than the reconciled amount on such Borrower's general ledger (including any overstatement).
Notwithstanding the above, Agent and the Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date in their Permitted Discretion, to adjust the criteria set forth above and to establish new criteria with respect to Eligible Inventory. Agent and the Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion.
“Eligible Raw Materials Inventory” means, without duplication of any other Inventory included in the determination of the Borrowing Base, Inventory that qualifies as Eligible Inventory and consists of goods that are raw materials. Notwithstanding the above, Agent and the Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date in their Permitted Discretion, to adjust eligibility criteria and to establish new criteria with respect to Eligible Raw Materials Inventory. Agent and the Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Raw Materials Inventory from time to time in their Permitted Discretion.
“Eligible Work-in-Process Inventory” means, without duplication of any other Inventory included in the determination of the Borrowing Base, Inventory that consists of goods that are work-in-process and otherwise qualifies as Eligible Inventory; provided that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory (except to the extent such labor or other services rendered to produce such Inventory is consistent with the past practices of the Company. Notwithstanding the above, Agent and the Co-Collateral Agents reserve the right, at any time and from time to time after the Closing Date in their Permitted Discretion, to adjust eligibility criteria and to establish new criteria with respect to Eligible Work-in-Process Inventory. Agent and the Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Work-in-Process Inventory from time to time in their Permitted Discretion.
“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney's fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal within the meaning of Sections 4203 or 4205 of ERISA of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a written determination from the Internal Revenue Service or any other Governmental Authority regarding the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; or (m) the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
“Event of Default” has the meaning set forth in Section 7.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Accounts” has the meaning set forth in the definition of “Control Account”.
“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by the Company to management, consultants or employees of a Credit Party under any employee stock option or stock purchase plan, employee incentive plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned Subsidiary of a Borrower constituting an Investment permitted hereunder, and (c) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.
“Excluded Subsidiaries” means, collectively, (a) the Immaterial Subsidiaries, (b) a Domestic Subsidiary owned indirectly through a Foreign Subsidiary, and (c) joint ventures existing as of the Closing Date, solely to the extent Requirements of Law or the terms of such entities' Organization Documents prohibit such entities from becoming a Guarantor hereunder.
“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party's failure to comply with FATCA to establish a complete exemption from withholding thereunder.
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” means the letter agreement, dated as of August 27, 2012, between the Borrower Representative, Agent and the Arrangers as amended from time to time.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.
“Finished Goods Inventory” means Inventory of the Borrowers that consists of finished goods.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.
“Fiscal Quarter” means any of the quarterly fiscal accounting periods of the Credit Parties based on a 13-week (4-4-5) method of accounting.
“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on the Saturday closest to December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.
“Funds Flow Memorandum” shall have the meaning specified in Section 2.1(d).
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).
“Gift Card Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to fifty percent (50%) of the aggregate value at such time of all outstanding gift certificates and gift cards of the Credit Parties or any of their Subsidiaries entitling the holder thereof to use all or a portion of the value of any such gift certificate or gift card to pay all or a portion of the purchase price for any Inventory of the Borrowers.
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantors” means, collectively, each of the Subsidiaries of the Borrowers listed on Schedule 3.19 of the Disclosure Letter on the Closing Date (other than the Excluded Subsidiaries) and each other Subsidiary of the Borrowers that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 4.13. As of the Closing Date, the Guarantors are Action Transport, Inc., a Delaware corporation, Furniture Brands Holdings, Inc., a Delaware corporation, Furniture Brands Operations, Inc., a Delaware corporation, Furniture Brands Resource Company, Inc., a Delaware corporation, Broyhill Home Furnishings, Inc., a Delaware corporation, Broyhill Retail, Inc., a Delaware corporation, HDM Retail, Inc., a Delaware corporation, Lane Home Furnishings Retail, Inc., a Delaware corporation, Thomasville Retail, Inc., a Virginia corporation, and Thomasville Home Furnishings, Inc., a Delaware corporation.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, together with each other guaranty and security agreement executed and delivered by any other Credit Party in favor of Agent, for the benefit of the Secured Parties.
“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent's written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.
“Immaterial Subsidiary” means any Domestic Subsidiary of the Borrowers that is designated in writing by the Borrower Representative to Agent as a “Immaterial Subsidiary”; provided that any such Domestic Subsidiary (x) individually does not account for more than 1.00% of the Consolidated total assets of the Borrowers and their Subsidiaries or more than 1.00% of the Consolidated total revenues of the Borrowers and their Subsidiaries and (y) together with all other Domestic Subsidiaries designated as “Immaterial Subsidiaries”, on a combined Consolidated basis, does not account for more than 2.50% of the consolidated total assets of the Borrowers and their Subsidiaries or more than 2.50% of the consolidated total revenues of the Borrowers and their Subsidiaries, in each case, at the end of, or for the period of four Fiscal Quarters ended with, the most recent Fiscal Quarter of the Borrowers for which financial statements shall have been delivered pursuant to Section 4.1(a) or (b). The Borrower Representative may from time to time, upon 10 Business Days' (or such shorter period as may be agreed to by Agent) prior written notice to Agent, remove any designation of a Domestic Subsidiary as an Immaterial Subsidiary (including, without limitation, for purposes of compliance with the limitations set forth in this definition), provided that such Subsidiary shall, to the extent necessary, comply with the requirements of Section 4.13. As of the Closing Date, the Immaterial Subsidiaries are HDM Transport, Inc., Broyhill Transport, Inc. and Laneventure, Inc.
“Increase Effective Date” has the meaning set forth in Section 1.13(d).
“Increasing Lender” has the meaning set forth in Section 1.13(c).
“Incremental Revolving Loan Commitment” has the meaning set forth in Section 1.13(a).
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for the date specified in clause (a) of the definition of Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
“Indemnified Matters” has the meaning set forth in Section     9.6.
“Indemnitees” has the meaning set forth in Section 9.6.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months ) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“In-Transit Inventory” has the meaning specified in the definition of “Eligible In-Transit Inventory”.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work‑in‑process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party's custody or possession, including inventory on the premises of others and items in transit.
“Investments”    has the meaning set forth in Section 5.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
“IP Security Agreements” means, collectively, the Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“L/C Issuer” means Bank of America, N.A., and any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, the Borrowers and the L/C Issuer, in such Person's capacity as an Issuer of Letters of Credit hereunder.
“L/C Reimbursement Agreement” has the meaning set forth in Section 1.1(b).
“L/C Reimbursement Date” has the meaning set forth in Section 1.1(b).
“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.
“L/C Request” has the meaning set forth in Section 1.1(b).
“L/C Sublimit” has the meaning set forth in Section     1.1(b).
“Lender” has the meaning set forth in the Preamble.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” from time to time in writing to the Borrower Representative and Agent.
“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrowers by L/C Issuers, for which Agent and Lenders have incurred Letter of Credit Obligations.
“Letter of Credit Fee”    has the meaning set forth in Section 1.9(c).
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions (including brokerage commissions, fees and other similar compensation), charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan” means any loan made or deemed made by any Lender hereunder.
“Loan Documents” means this Agreement, the Disclosure Letter, the Notes, the Fee Letter, the Collateral Documents, the Term Loan Intercreditor Agreement, each Borrowing Base Certificate, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.
“Local Deposit Accounts” has the meaning specified in Section 4.11.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the financial condition, business, assets, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.
“Material Environmental Liabilities” means Environmental Liabilities exceeding (x) $5,000,000 of cash payments in the aggregate over the term of this Agreement or (y) $10,000,000 in the aggregate.
“Maximum Borrowing Availability” means, at any time, an amount equal to the lesser of (a) the remainder of (i) the Aggregate Revolving Loan Commitment then in effect minus (ii) the sum of (x) the Specified Reserves at such time plus (y) the Availability Block and (b) the Borrowing Base at such time.
“Maximum Lawful Rate” has the meaning set forth in Section 1.3(d).
“MNPI” has the meaning set forth in Section 9.10(a).
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate in favor of Agent, for the benefit of the Secured Parties.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.
“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket fees, costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.
“Net Orderly Liquidation Value” means the appraised value of Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and/or In-Transit Inventory, as applicable, on a net orderly liquidation basis, consistent with the most recent third-party appraisal of such Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and/or In-Transit Inventory delivered to and accepted by Agent and the Co-Collateral Agents by an appraiser reasonably acceptable to Agent and the Co-Collateral Agents. For purposes of the Closing Date and until receipt of a subsequent appraisal, the Net Orderly Liquidation Value shall be determined by reference to the appraisal of the Borrowers' Finished Goods Inventory, Raw Materials Inventory,

Work-in-Process Inventory and In-Transit Inventory dated June 2012 by Great American Group, LLC (as updated pursuant to an addendum dated July 19, 2012).
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the fees, costs and expenses relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition to the extent so applied and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the settlement or collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
“NOLV Factor” means, at any time, (a) with respect to Finished Goods Inventory, the quotient of the Net Orderly Liquidation Value of Finished Goods Inventory divided by the book value (valued at the lower of cost or market on a first-in, first-out basis) of Finished Goods Inventory, (b) with respect to Raw Materials Inventory, the quotient of the Net Orderly Liquidation Value of Raw Materials Inventory divided by the book value (valued at the lower of cost or market on a first-in, first-out basis) of Raw Materials Inventory, (c) with respect to Work-in-Process Inventory, the quotient of the Net Orderly Liquidation Value of Work-in-Process Inventory divided by the book value (valued at the lower of cost or market on a first-in, first-out basis) of Work-in-Process Inventory, (d) with respect to In-Transit Inventory, the quotient of the Net Orderly Liquidation Value of In-Transit Inventory divided by the book value (valued at the lower of cost or market on a first-in, first-out basis) of In-Transit Inventory, in each case, expressed as a percentage; provided that in order to more accurately reflect the dates when a sale of any such Inventory might take place, Agent may, in Agent's Permitted Discretion, (i) calculate the NOLV Factor based upon the Net Orderly Liquidation Value of such Inventory for the periods occurring after the date on which the Borrowing Base is being calculated or (ii) impose Reserves to reflect the likely future sale date of such Inventory. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal. It is acknowledged that each business unit of the Company may have a different NOLV Factor for its respective Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and In-Transit Inventory.
“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person's assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.
“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.
“Notice of Conversion/Continuation” has the meaning set forth in Section 1.6(a).
“Obligations” means (i) all Loans (including Letters of Credit) and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, without limitation, the interest, fees, expenses and other amounts which accrue after the commencement of any proceeding under the Bankruptcy Code (or other debtor relief law) whether or not such amounts are allowed or allowable in whole or in part in any such proceeding) and (ii) all obligations and liabilities in respect of Bank Products owing by any Credit Party or any of its Subsidiaries to GE Capital or any of its Affiliates or any Lender or any of its Affiliates, now existing or hereafter arising and however acquired.
“OFAC” has the meaning set forth in Section 3.27.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
“Other Taxes”    has the meaning set forth in Section 10.1(c).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Patent Security Agreement” means the Patent Security Agreement, dated as of even date herewith made in favor of Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.
“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Specified Payment, (b) the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) at least three (3) Business Days prior to the making of any Specified Payment, the Borrowers shall deliver to Agent a certificate of a Responsible Officer of the Borrowers together with supporting calculations evidencing to the reasonably satisfactory to Agent that the conditions contained in clauses (a) and (b) have been satisfied.
“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Acquisition” means any Acquisition by (i) a Credit Party of substantially all of the assets of a Target or (ii) a Credit Party of 100% of the Stock and Stock Equivalents of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;
(b)    the Borrower Representative shall have notified Agent and Lenders of such proposed Acquisition at least thirty (30) days prior to the consummation thereof and furnished to Agent and Lenders at least fifteen (15) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower Representative demonstrating on a pro forma basis compliance with the covenants set forth in Article V after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents as Agent reasonably shall request;
(c)    the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller's representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;
(d)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
(e)    the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;
(f)    the entity or business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 5.12; and
(g)    the consideration paid or to be paid by the Company or such wholly-owned Subsidiary consists solely of cash, the issuance or incurrence of Indebtedness otherwise permitted by Section 5.5 or the issuance of common stock of the Company to the extent no Default or Event of Default exists pursuant to Section 7.1(k) or would result therefrom.
Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent's Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
“Permitted Discretion” means the good faith determination of the Co-Collateral Agents or Agent, as applicable, in their or its, as applicable, commercially reasonable credit judgment, from the perspective of a secured asset-based lender.
“Permitted Inventory Liquidation” means the liquidation of Inventory by the Borrowers or any Subsidiary of the Borrowers (including in connection with the sale of a division or a line of business); provided that (a) neither the Borrowers nor any of their Subsidiaries shall liquidate, as of any date of determination, such Inventory representing more than 5% of the aggregate book value of all Inventory as set forth in the Borrowing Base Certificate delivered prior to the commencement of such liquidation, (b) if the aggregate book value of Inventory to be liquidated on any date of determination in a Fiscal Year when aggregated with the aggregate book value of Inventory liquidated by the Borrowers or their Subsidiaries prior to such date within the same Fiscal Year exceeds 2.5% of the aggregate book value of all Inventory as set forth in the Borrowing Base Certificate delivered prior to the commencement of such liquidation, then all such Inventory liquidated on such date plus any Inventory liquidated on any date thereafter in the same Fiscal Year shall be liquidated by a liquidator or under the supervision of a consultant (such liquidator or consultant shall be reasonably acceptable to the Co-Collateral Agents) and pursuant to liquidation or consulting arrangements reasonably acceptable to Co-Collateral Agent, and (c) prior to the commencement of any such liquidation, the Borrowers shall provide Agent with an updated Borrowing Base Certificate which eliminates the Inventory being so liquidated from the calculations therein (to the extent such Inventory was included in the then most-recent Borrowing Base Certificate delivered to Agent); it being understood that that Permitted Inventory Liquidation shall exclude dispositions of excess or obsolete inventory in the Ordinary Course of Business.
“Permitted Liens” has the meaning set forth in Section 5.1.
“Permitted Refinancing” means Indebtedness constituting a refinancing, renewal or extension of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(g) or 5.5(k) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, renewed or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, renewed or extended, (f) [Intentionally Omitted], (g) is otherwise on terms not materially less favorable (taken as a whole) to the Credit Parties and their Subsidiaries than those of the Indebtedness being refinanced, renewed or extended, (h) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness and (i) in the case of Indebtedness permitted under Section 5.5(k), the lender party to such Permitted Refinancing transaction agrees in writing to be bound by the Term Loan Intercreditor Agreement; provided, however, that such Indebtedness shall not constitute a “Permitted Refinancing” if, at the time such Indebtedness is incurred, created or assumed, a Default or Event of Default has occurred and is continuing or would result therefrom.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“Preliminary Borrowing Base Report” has the meaning given to such term in the Section 4.2(d).
“Preliminary Borrowing Base Report Reserve” means, at any time of determination, a reserve established by Agent to reflect the information provided by the Borrowers in the Preliminary Borrowing Base Report (including anticipated reductions in the Borrowing Base or increases in Reserves).
“Prior Indebtedness” means the Indebtedness and obligations under that certain Amended and Restated Credit Agreement, dated as of April 27, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect immediately prior to the effectiveness of this Agreement), by and among the Borrowers, the other loan parties thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as the administrative agent, and the other agents party thereto.
“Prior Lenders” means the holders of any Prior Indebtedness.
“Pro Forma Availability” means, for any date of calculation, (a) average daily Availability during the immediately preceding three (3) fiscal month period prior to the making of the applicable Specified Payment, (b) Availability as of the date of such Specified Payment, and (c) the projected Availability at the end of each Fiscal Month during the immediately succeeding twelve (12) fiscal month period following making of such Specified Payment.
“Pro Forma Availability Condition” means, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability, giving effect to such Specified Payment, shall be equal to or greater than $110,000,000.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Protective Overadvance” has the meaning set forth in Section 1.1(a)(iii).
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Rate Contracts Reserve” means, at any time of determination, a reserve established by Agent or any Co-Collateral Agent in an amount equal to the obligations and liabilities of the Credit Parties and their Subsidiaries under Secured Rate Contracts at such time.
“Raw Materials Inventory” means Inventory of the Borrowers which consist of goods that are raw materials.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Reference Quarter” has the meaning set forth in the definition of “Applicable Margin”.
“Register” has the meaning set forth in Section 1.4(b).
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Remedial Action” means all actions under Environmental Laws required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Rent Reserve” means, at any time of determination, with respect to leased, warehouse and bailee locations of the Credit Parties, a reserve established by Agent in an amount equal to one (1) month's (or, at any time Availability is less than or equal to $25,000,000, two (2) months') rent and charges payable under the applicable lease, warehouseman or bailee arrangement with respect to such premises by the Credit Parties; provided, however, that the “Rent Reserve” shall be zero ($0) until the earlier to occur of (x) the day that is ninety (90) days after the Closing Date and (y) the date on which any Event of Default shall occur.
“Required Lenders” means, as of any date of determination, Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect or, if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and Protective Overadvances and the principal amount of unparticipated portions of Swing Loans and Protective Overadvances; provided, however, that at any time there shall be less than four (4) Lenders, Required Lenders shall include at least two (2) non-Affiliated Lenders.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Replacement Lender” has the meaning set forth in Section 9.22.
“Reserves” means, with respect to the Borrowing Base, (a) the Dilution Reserve, (b) the Rent Reserve, (c) the Shipping Reserve, (d) the Royalty Reserve, (e) the Gift Card Reserve, (f) the Customer Deposit Reserve, (g) the Rate Contracts Reserve, (h) the Bank Product Reserve, (i) Reserves established to established to reflect unpaid sales tax, (j) the Bank Product Leasing Reserve; provided that the Bank Product Leasing Reserve may only be implemented by the Agent from and after any time Availability (after giving effect to the imposition of such Bank Product Leasing Reserve) shall be less than the greater of (x) $25,000,000 and (y) twelve and one half of one percent (12.5%) of the Aggregate Revolving Loan Commitments then in effect, (k) the Term Loan Reserve, (l) the Preliminary Borrowing Base Report Reserves and (m) such other reserves established by Agent and Co-Collateral Agents, in their Permitted Discretion, from time to time against Eligible Accounts, Eligible Finished Goods Inventory, Eligible Raw Materials Inventory, Eligible Work-in-Process Inventory, or Eligible In-Transit Inventory (i) to reflect existing or possible impediments to Agent's ability to realize upon the Collateral, (ii) to reflect claims, liabilities, expenses and other amounts that Agent and the Co-Collateral Agents' reasonably determines may need to be satisfied or paid in connection with the realization upon the Collateral or the continued operation of the Borrowers' business (including, without limitation, payments to unpaid vendors, ad valorem taxes and in respect of tax liabilities being contested as contemplated by Section 4.7(a)), or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect the condition of the Borrowers or any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of Agent hereunder or thereunder, in each case, whether or not such matters would constitute a Default or Event of Default hereunder. The amount of any Reserve shall bear a reasonable relationship to the matter which is the basis of such Reserve. Notwithstanding the foregoing or anything to the contrary contained herein, (A) without limiting Agent's and the Co-Collateral Agents' right to establish additional Reserves in their Permitted Discretion in accordance with the terms of this Agreement after the Closing Date, Reserves on the Closing Date shall be limited to (1) the Customer Deposits Reserve, (2) the Dilution Reserve, (3) the Shipping Reserve, (4) the Royalty Reserve, (5) the Gift Card Reserve and (6) the Term Loan Reserve, (B) no Rate Contract Reserve or Bank Product Reserve shall be implemented with respect to obligations under a Secured Rate Contract or Bank Product, as applicable, where the applicable Secured Swap Provider or Bank Product provider, as applicable, shall have agreed in writing with Agent that no reserves shall be taken on account of the obligations under such Secured Rate Contract or such Bank Product, and (C) Reserves shall be without duplication of items that are addressed or excluded through eligibility criteria.
“Responsible Officer” means the chief executive officer, chief financial officer, the president or the senior vice president - finance of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, senior vice president - finance or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.
“Restricted Amount” means, at any time, an amount equal to the sum at such time of (a) the aggregate amount of Investments made by Credit Parties after the Closing Date in the Stock and Stock Equivalents of Subsidiaries that are not Credit Parties made pursuant to Section 5.4(f), (b) the outstanding principal amount of intercompany loans and advances made by Credit Parties after the Closing Date to Subsidiaries which are not Credit Parties pursuant to Section 5.4(g) and (c) the aggregate principal amount of Indebtedness of Subsidiaries which are not Credit Parties which is guaranteed by Credit Parties after the Closing Date pursuant to Section 5.4(h) (in each case determined without regard to any write-downs or write-offs).
“Restricted Payments” has the meaning set forth in Section 5.11.
“Revolver Priority Collateral” shall have the meaning specified in the Term Loan Intercreditor Agreement.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender's Revolving Loans plus (b) the aggregate outstanding Letter of Credit Obligations of such Lender plus (c) an amount equal to its Commitment Percentage of the aggregate principal amount of Protective Overadvances and Swing Loans outstanding at such time.
“Revolving Loan” has the meaning set forth in Section 1.1(a)(i).

“Revolving Loan Commitment” has the meaning set forth in Section 1.1(a)(i).
“Revolving Note” means a promissory note of the Borrowers payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.
“Revolving Termination Date” means the earlier to occur of: (a) September 25, 2017; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
“Royalty Reserve” means, at any time of determination, a reserve established by Agent in an amount equal to (a) accrued and unpaid royalty payments owing by the Borrowers at such time and (b) obligations and liabilities of the Borrowers to make royalty payments upon the sale or other disposition of Inventory included at such time in the determination of the Borrowing Base; provided, however, that reserves on account of such royalty payments shall not be implemented to the extent the payment of such royalty payments are factored into the determination of the Net Orderly Liquidation Value of such Inventory.
“Sale” has the meaning set forth in Section 9.9(b).
“SDN List” has the meaning set forth in Section 3.27.
“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider and each provider of Bank Products.
“Secured Rate Contract” means any Rate Contract between a Credit Party or a Subsidiary of a Credit Party and the counterparty thereto, which (a) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (b) Agent has acknowledged in writing to such Lender (or Affiliate of such Lender) (which acknowledgment shall not be unreasonably withheld or delayed) with a copy to the Borrower Representative that such Rate Contract constitutes a “Secured Rate Contract” hereunder after the applicable Lender or Affiliate of a Lender and the applicable Credit Party or Subsidiary have provided written notice to Agent (with a copy to the Borrower Representative) of (i) the existence of such Rate Contract, (ii) the maximum dollar amount of obligations arising thereunder, and (iii) the methodology to be used by such parties in determining such obligations owing from time to time.
“Secured Swap Provider” means (i) a Lender, Co-Collateral Agent, Arranger or an Affiliate of any of them who has entered into a Secured Rate Contract with a Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
“Settlement Date” has the meaning set forth in Section 1.11(b).
“Shipping Reserve” means a reserve established by Agent in an amount equal to the Borrowers' liabilities for shipping charges (including, without limitation, “freight-in” charges or other similar charges, costs and expenses) and customs duties.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA's current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Asset” means (a) any Stock and Stock Equivalents in any of the Borrowers (other than the Company), (b) any material intellectual property (including brandnames) owned by any of the Borrowers or (c) any other material business properties of any of the foregoing Persons (other than plants which have been determined by the applicable Person to be not needed in its business).
“Specified Payment” means any Permitted Acquisition, Restricted Payment, or any payment made pursuant to Section 5.20, in each case, that is subject to the Payment Conditions.
“Specified Reserves” means Reserves consisting of (a) the Rent Reserve, (b) the Shipping Reserve, (c) the Royalty Reserve, (d) the Gift Card Reserve, (e) the Customer Deposit Reserve, (f) the Rate Contracts Reserve, (g) the Bank Product Reserve, (h) Reserves established to established to reflect unpaid sales tax, (i) the Term Loan Reserve (j) the Bank Product Leasing Reserve; provided that the Bank Product Leasing Reserve may only be implemented by the Agent from and after any time Availability (after giving effect to the imposition of such Bank Product Leasing Reserve) shall be less than the greater of (x) $25,000,000 and (y) twelve and one half of one percent (12.5%) of the Aggregate Revolving Loan Commitments then in effect, and (k) reserves which reflect claims, liabilities, expenses and other amounts that may need to be satisfied or paid in connection with the realization upon the Collateral or the continued operation of the Borrowers' business (including, without limitation, ad valorem taxes), as determined from time to time by Agent and the Co-Collateral Agents in their Permitted Discretion.
“S&P” means Standard & Poor's Ratings Services LLC and any successor thereto.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder in accordance with a Subordination Agreement, and having such other terms as are, in each case, reasonably satisfactory to Agent.
“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness.
“Subordination Agreement” means, collectively, each subordination agreement by and among Agent, the applicable Credit Parties, the applicable Subsidiaries of the Credit Parties and the holders of Subordinated Indebtedness, each in form and substance satisfactory to Agent and each evidencing and setting forth the priority of the Obligations over such Subordinated Indebtedness, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Swing Loan” has the meaning set forth in Section 1.1(c)(i).
“Swingline Commitment” means $20,000,000.
“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.
“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.
“Swingline Request” has the meaning set forth in Section 1.1(c)(ii).

“Syndication Agent” means Wells Fargo Bank, National Association in its capacity as syndication agent.
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary tax returns.
“Tax Returns” has the meaning set forth in Section 3.10.
“Taxes” has the meaning set forth in Section 10.1(a).
“Term Loan” means the term loan from the Term Loan Lenders to the Borrowers on the Closing Date in the original principal amount of $50,000,000.
“Term Loan Agent” means Pathlight Capital, LLC, or such other Person from time to time party to the Term Loan Documents acting in its capacity as agent for the Term Loan Lenders.
“Term Loan Agreement” means the Term Loan Agreement, dated as of the Closing Date, by and among the Borrowers, the other Credit Parties party thereto, the Term Loan Agent and the Term Loan Lenders, pursuant to which the Term Loan Lenders are providing the Term Loan.
“Term Loan Documents” means the loan documents under or relating to the Term Loan (including the Term Loan Agreement), as modified, amended, supplemented or restated, and in effect from time to time in accordance with the terms hereof and of the Term Loan Intercreditor Agreement, all in form and substance reasonably acceptable to Agent.
“Term Loan Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date, by and between Agent, the Term Loan Agent, the Credit Parties and the other parties thereto (if any), in form and substance, and on terms and conditions, reasonably acceptable to Agent and the Required Lenders, as amended, restated, supplemented, or otherwise modified from time to time.
“Term Loan Lenders” means the “Term Lenders” under and as defined in the Term Loan Agreement.
“Term Loan Obligations” means the “Obligations” under and as defined in the Term Loan Intercreditor Agreement as in effect on the Closing Date.
“Term Loan Deficiency Reserve” shall have the meaning set forth in the Term Loan Agreement.
“Term Loan Performance Reserve” shall have the meaning set forth in the Term Loan Agreement.

“Term Loan Reserve” means, at any time of determination, the aggregate amount of the Term Loan Deficiency Reserve and the Term Loan Performance Reserve at such time.
“Term Loan Reserve Correction Notice” shall have the meaning specified in Section 11.6(a).
“Term Loan Priority Collateral” shall have the meaning specified in the Term Loan Intercreditor Agreement.
“Total Facility Unused Ratio” means, for any period, the percentage derived by dividing (a) the result of (i) the average daily Aggregate Revolving Loan Commitment during such period minus (ii) the sum of (x) average daily balance of all Revolving Loans outstanding during such period plus (y) the average daily amount of Letter of Credit Obligations during such period plus (z) the average daily balance of Swing Loans outstanding during such period, by (b) the average daily Aggregate Revolving Loan Commitment during such period.
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Trademark Security Agreement” means the Trademark Security Agreement, dated as of even date herewith, made in favor of Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“Unused Commitment Fee” has the meaning set forth in Section 1.9(b).
“Unused Commitment Fee Rate” means, for any calendar quarter, the applicable percentage per annum set forth below determined by reference to the Total Facility Unused Ratio for the prior calendar quarter:

Level	Total Facility Unused Ratio	Unused Commitment Fee Rate
I	Greater than to 50%	0.5%
II	Less than or equal 50%	0.375%

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“Work-in-Process Inventory” means Inventory of the Borrowers that consists of goods that are work-in-process.
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors' qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

11.2    Other Interpretive Provisions.
(a)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(d)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
11.3    Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Company shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP (and the Borrowers, the Agent and the Lenders agree to negotiate in good faith with respect thereto) and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”
11.4    Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimus payment thresholds.

11.5    Intercreditor Agreement. Each Lender hereby (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Term Loan Intercreditor Agreement, (b) agrees that this Agreement and the other Loan Documents, and the rights and remedies of Agent and the Lenders hereunder and thereunder, are subject to the terms of the Term Loan Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms hereof, the terms of the Term Loan Intercreditor Agreement shall control), (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement and (d) hereby authorizes and instructs Agent to enter into the Term Loan Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.
11.6    Credit Parties' Acknowledgment of Term Loan Reserve.
(a)    For the purposes of determining the Term Loan Reserve, each of the Credit Parties agrees that Agent shall be entitled to rely solely on the calculation thereof made by the Borrowers as reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to Agent, unless Agent is notified in writing by the Term Loan Agent that such calculation is inaccurate and providing Agent with the correct calculation of the Term Loan Reserve (“Term Loan Reserve Correction Notice”), and, in such event, Agent shall be entitled to rely solely on the calculation of the Term Loan Reserve made by the Term Loan Agent as reflected in the Term Loan Reserve Correction Notice. Upon receipt by Agent of a Borrowing Base Certificate or a Term Reserve Correction Notice, as applicable, the Credit Parties agree and acknowledge that Agent shall implement any adjustments to the Term Loan Reserve as set forth in such Borrowing Base Certificate or such Term Loan Reserve Correction Notice, as the case may be. Each of the Credit Parties agrees that neither Agent nor any Secured Party shall have any liability for relying on the calculation of the Term Loan Reserve as set forth in a Borrowing Base Certificate delivered by the Borrowers to Agent or in the Term Loan Reserve Correction Notice delivered by the Term Loan Agent to Agent, as the case may be. Each of the Credit Parties agrees that in the event of any discrepancy or dispute between the Term Loan Agent (or any Term Loan Lender) and the Credit Parties as to the amount of the Term Loan Reserve, Agent and the other Secured Parties shall be entitled to rely solely on the calculation of the Term Loan Reserve as determined by the Term Loan Agent and shall have no liability to any Credit Party or any other Person for doing so.
(b)    Each of the Credit Parties agrees and acknowledges that (i) the implementation of the Term Loan Reserve is a requirement under the Term Loan Intercreditor Agreement and under the Term Loan Agreement, (ii) Agent's implementation of the Term Loan Reserve is not an exercise of Agent's Permitted Discretion in imposing such a Reserve and the Term Loan Reserve cannot be waived or otherwise changed without the prior written consent of the Term Loan Agent, and (iii) Agent and the other Secured Parties shall have no liability to any Credit Party or any other Person for the implementation of the Term Loan Reserve.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BORROWERS:

FURNITURE BRANDS INTERNATIONAL, INC.

By:     /s/ Vance C. Johnston
Name:     Vance C. Johnston
Title:     Chief Financial Officer

BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By:     /s/ Vance C. Johnston
Name:     Vance C. Johnston
Title:     Senior Vice President - Finance

BORROWER REPRESENTATIVE:

FURNITURE BRANDS INTERNATIONAL, INC.

By:     /s/ Vance C. Johnston
Name:     Vance C. Johnston
Title:     Chief Financial Officer

Address for notices:
1 N. Brentwood Blvd. Ste 1500
St. Louis, MO 63105

Attn:     General Counsel
Facsimile:

Address for wire transfers:

CREDIT PARTIES:

ACTION TRANSPORT, INC.
BROYHILL HOME FURNISHINGS, INC.
BROYHILL RETAIL, INC.
FURNITURE BRANDS RESOURCE COMPANY, INC.
FURNITURE BRANDS HOLIDNGS, INC.
FURNITURE BRANDS OPERATIONS, INC.
HDM RETAIL, INC.
LANE HOME FURNISHINGS RETAIL, INC.
THOMASVILLE HOME FURNISHINGS, INC.
THOMASVILLE RETAIL, INC.

By:     /s/ Vance C. Johnston
Name:     Vance C. Johnston
Title:     Senior Vice President - Finance

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, and Co-Collateral Agent

By: /s/ Robert E. Kelly
Name:      Robert E. Kelly
Title: Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
401 Merritt 7
Norwalk, CT  06851
Attention: Furniture Brands Account Manager
Facsimile: (203) 229 - 5562

With a copy to:

General Electric Capital Corporation
201 Merritt 7
PO Box 5201
Norwalk, CT. 06851
Attention: Furniture Brands Counsel/John Pistocchi
Facsimile:  (203) 956 - 4002

Address for payments:

GENERAL ELECTRIC CAPITAL CORPORATION, as Swingline Lender and as a Lender

By: /s/ Robert E. Kelly
Name:      Robert E. Kelly
Title: Duly Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written
BANK OF AMERICA, N.A.,
as a Co-Collateral Agent, L/C Issuer and a Lender

By: /s/ Donald A. Mastro
Name:     Donald A. Mastro
Title:     SVP

Address for notices:
135 LaSalle Street, 9th Floor
Mailcode: 1L4-135-09-27
Chicago, IL 60603

Attn:     Portfolio Manager
Facsimile: (312) 904-7190

Lending office:
135 LaSalle Street, 9th Floor
Mailcode: 1L4-135-09-27
Chicago, IL 60603

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Collateral Agent and a Lender

By: /s/ Reza Sabahi
Name:     Reza Sabahi
Title: Authorized Signatory

Address for notices:
301 S. College Street
Charlotte, NC 28202

Attn: Reza Sabahi
Facsimile: (855) 234-5778

Lending office:
301 S. College Street
Charlotte, NC 28202

CIT FINANCE, LLC, as a Lender

By: /s/ George Janes
Name:      George Janes
Title: Senior Vice President

Address for notices:
201 South Tryon Street
Charlotte, NC 28201

Attn: Curt Hippensteel
Facsimile: (704) 339-2250

Lending office:
201 South Tryon Street
Charlotte, NC 28201

EXHIBIT 1.1(b)
TO
CREDIT AGREEMENT
FORM OF L/C REQUEST
BANK OF AMERICA, N.A., as L/C Issuer
under the Credit Agreement referred to below
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent under the Credit Agreement referred to below
____________ __, 201__
Re:    Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc. (the “Borrowers”)
Reference is made to that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, supplemented, modified and/or restated from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent for the Lenders and for itself as a Lender (including as a Swingline Lender), General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
The Borrower Representative, on behalf of the Borrowers, hereby gives you notice, irrevocably, pursuant to Section 1.1(b) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of ______________, in the amount of $__________, to be issued on _____________ ___, 201___ (the “Issue Date”) with an expiration date of __________ ___, 201___.
The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

(i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of the Issue Date, except to the extent such representations and warranties expressly relate to an earlier date, in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(ii)    no Default or Event of Default has occurred and is continuing; and
(iii)    the Aggregate Revolving Exposure does not exceed the Maximum Borrowing Availability.

[Remainder of Page Intentionally Left Blank]

Sincerely,

FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

Schedule A

[Please see attached.]

EXHIBIT 1.1(c)
to
Credit Agreement

Form of SwingLine Request

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent under the Credit Agreement referred to below
_________ __, ____
Re:    Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (the “Borrowers”)
Reference is made to that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, supplemented, modified and/or restated from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as agent for the Lenders and for itself as a Lender (including as a Swingline Lender), General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice pursuant to Section 1.1(c) of the Credit Agreement that it requests Swing Loans under the Credit Agreement (the “Proposed Advance”) and, in connection therewith, sets for the following information:
A.    The date of the Proposed Advance is ___________ ___, 201___ (the “Funding Date”).
B.    The aggregate principal amount of Proposed Advance is $_________.
The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date both before and after giving effect to the Proposed Advance and any other Loan to be made or Letter of Credit to be issued on or before the Funding Date:
(i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of such Funding Date, except to the extent such representations and warranties expressly relate to an earlier date, in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(ii)    the Aggregate Revolving Exposure does not exceed the Maximum Borrowing Availability; and
(iii)    no Default or Event of Default is continuing.

[Remainder of Page Intentionally Left Blank]

Sincerely,
FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

Schedule A

[Please see attached.]

EXHIBIT 1.6
TO
CREDIT AGREEMENT
FORM OF NOTICE OF CONVERSION/CONTINUATION
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent under the Credit Agreement referred to below
___________ ___, 201___
Re:    Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (the “Borrowers”)
Reference is made to that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, supplemented, modified and/or restated from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as agent for the Lenders and for itself as a Lender (including as a Swingline Lender), General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following (the “Proposed Conversion/Continuation”):
(i)    a continuation, on ____________ ___, 201___, as LIBOR Rate Loans having an Interest Period of ___ months of Revolving Loans in an aggregate outstanding principal amount of $____________ having an Interest Period ending on the proposed date for such continuation;
(ii)    a conversion, on ____________ ___, 201___, to LIBOR Rate Loans having an Interest Period of ___ months of Revolving Loans in an aggregate outstanding principal amount of $_________; and
(iii)    a conversion, on ____________ ___, 201___ to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of $_________.
The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the date of the Proposed Conversion/Continuation both before and after giving effect to the Proposed Conversion/Continuation:
(i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of such Funding Date, except to the extent such representations and warranties expressly relate to an earlier date, in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(ii)    the Aggregate Revolving Exposure does not exceed the Maximum Borrowing Availability; and
(iii)    no Event of Default has occurred and is continuing.

[Remainder of Page Intentionally Left Blank]

Sincerely,
FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

Schedule A

[Please see attached.]

EXHIBIT 2.1
TO
CREDIT AGREEMENT
CLOSING CHECKLIST

Please see attached.

EXHIBIT 4.2(b)
TO
CREDIT AGREEMENT
COMPLIANCE CERTIFICATE
Financial Statement Date: [__________ __, 201__]
This Compliance Certificate (this “Certificate”) is given by Furniture Brands International, Inc., pursuant to subsection 4.2(b) of that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (collectively, the “Borrowers”), Furniture Brands International, Inc., as the Borrower Representative (the “Borrower Representative”), each other “Credit Party” that is a party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent for the Lenders, and the other agents party thereto. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuer, on behalf of the Borrowers, that:
[Use following clause (a) for fiscal year-end financial statements]
(a)    The Company has delivered the year-end audited financial statements required by Section 4.1(a) of the Credit Agreement in accordance with the terms thereof for the Fiscal Year of the Company ended as of the above date, together with the report and unqualified opinion of an independent certified public accountant required by such section;
[Use following clause (a) for fiscal quarter-end financial statements]
(a)    The Company has delivered the unaudited financial statements required by Section 4.1(b) of the Credit Agreement in accordance with the terms thereof for the Fiscal Quarter of the Company ended as of the above date, and such financial statements are complete and correct, in all material respects, and fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end audit adjustments and the absence of footnote disclosures;
[Use following clause (a) for fiscal month-end financial statements]
(a)    The Company has delivered the unaudited financial statements required by Section 4.1(c) of the Credit Agreement for the fiscal month of the Company ended as of the above date, and such financial statements are complete and correct, in all material respects, and fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end audit adjustments and the absence of footnote disclosures;

(b)    to such officer's knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them to the extent the failure to observe or perform such covenants and other agreements shall constitute a Default or an Event of Default, and such officer has not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];
(c)    set forth on Exhibit A hereto is a correct calculation of Consolidated EBITDA for the period covered by such financial statements (including, in the case of monthly and quarterly financial statements, Consolidated EBITDA for the period of twelve consecutive months then ended);
(d)    [set forth on Exhibit B hereto is a correct calculation of Average Availability for the period covered by such financial statements in accordance with the definition of Applicable Margin in Section 11.1 of the Credit Agreement;] To be included with quarterly financial statements
(e)    each Credit Party has timely paid all sales taxes, all ad valorem taxes, all obligations under all leases of Real Estate on which is located Inventory that is included in the determination of the Borrowing Base and all amounts payable to Inventory bailees (including all freight carriers, freight forwarders, customs brokers, non-vessel owning common carriers, shipping companies and warehousemen), except for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP; and
(f)    since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:
(i)    changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary [except as follows: ___________________________________________];
(ii)    acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person, [except as follows: ___________________________________________]; or
(iii)    changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, [except as follows: ___________________________________________].
Unless otherwise specified, all financial calculations on Exhibit A and B are calculated for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this _____ day of _______________, 201__.
FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

EXHIBIT A TO COMPLIANCE CERTIFICATE

Consolidated EBITDA Calculation

Test Period covered by the calculations below: [_________ __, 20__] to [_________ __, 20__].

All calculations set forth below are determined on a Consolidated basis in accordance with GAAP.

1.	Consolidated Net Income of the Credit Parties for the most recently completed twelve consecutive month period: ______________

2.	To the extent deducted in calculating such Consolidated Net Income (without duplication of any item described in any other clause of this Line 3 below):

a.	Consolidated Interest Expense: ______________

b.	the provision for income Taxes: _____________

c.	depreciation and amortization expense: ______________

d.	non-cash compensation expenses: ______________

e.	other non-recurring expenses or losses reducing such
Consolidated Net Income which do not represent a cash item in
such period or any future period:                 ______________

f.	the sum of Lines 2(a) through 2(e): ______________

3.	To the extent included in calculating such Consolidated Net Income (without duplication of any item described in any other clause of this Line 3 below):

a.	Federal, state, local and foreign income tax credits: _____________

b.	all non-recurring, non-cash items increasing Consolidated Net
Income:                             _____________

c.	the sum of Lines 3(a) and 3(b): _____________

4.	Consolidated EBITDA:
Line 1 plus Line 2(f) minus Line 3(c):                 _____________

EXHIBIT B TO COMPLIANCE CERTIFICATE

Average Availability Calculation

[To be attached by Borrowers to each quarterly Compliance Certificate]

EXHIBIT 11.1(a)
TO
CREDIT AGREEMENT
FORM OF ASSIGNMENT
This ASSIGNMENT, dated as of the Effective Date, is entered into between ___________ (the “Assignor”) and ___________ (the “Assignee”).
The parties hereto hereby agree as follows:

Borrowers:
Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (together, the “Borrowers”)

Agent:	General Electric Capital Corporation, as administrative agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Agent”)
Credit Agreement:
Credit Agreement, dated as of September 25, 2012, by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other “Credit Parties” party thereto, the Lenders from time to time party thereto, the Agent and the other agents party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, 201___] [1]
Effective Date:	__________ ___, 201___ [2]

1 Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

2 To be filled out by Agent upon entry in the Register.

Revolving Loan/ Revolving Loan Commitment Assigned [3]	Aggregate amount of Revolving Loan Commitments or principal amount of Revolving Loans for all Lenders[5]	Aggregate amount of Revolving Loan Commitments[4] or principal amount of Revolving Loans Assigned[5]	Percentage Assigned[6]
	$_________	$_________	__.____%
	$_________	$_________	__.____%
	$_________	$_________	__.____%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

3 Fill in the appropriate defined term for the type of Loan and/or Commitment under the Credit Agreement that are being assigned under this Assignment. (e.g., “Revolving Loan Commitment”, etc.)

4 In the case of the Revolving Loan Commitment, including Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations and Swing Loans.
5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.
6 Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1.    Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor's rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
Section 2.    Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of Assignor is an authorized signatory for Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Revolving Loans and Revolving Loan Commitments, the percentage of the Revolving Loans and Revolving Loan Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes in accordance with Section 1.2 of the Credit Agreement.
Section 3.    Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) [it is an Affiliate or an Approved Fund of __________, a Lender] and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of Assignor is an authorized signatory for Assignor and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 9.9 of the Credit Agreement and (h) to the extent required pursuant to Section 10.1(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate.
Section 4.    Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Credit Agreement, the Borrower Representative and each L/C Issuer that is a Lender, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
Section 5.    Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Revolving Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
Section 6.    Distribution of Payments. On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.
Section 7.    Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.
(b)    On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.
(c)    This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.
(d)    This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(e)    Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Lending Office for LIBOR Rate Loans:
[Insert Address (including contact name, fax number and e-mail address)]
Lending Office (and address for notices)
for any other purpose:
[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED
this ___ day of _________ 201___:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent

By:
Name:
Title:

[FURNITURE BRANDS INTERNATIONAL, INC.,
as the Borrower Representative]77     Include only if required pursuant to Section 9.9 of the Credit Agreement.

By:
Name:
Title:

[BANK OF AMERICA, N.A., as L/C Issuer]7

By:
Name:
Title:

7 Include only if required pursuant to Section 9.9 of the Credit Agreement

EXHIBIT 11.1(b)
to
CREDIT AGREEMENT
FORM OF BORROWING BASE CERTIFICATE

Please see attached.

EXHIBIT 11.1(c)
TO
CREDIT AGREEMENT
FORM OF NOTICE OF BORROWING
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
_______________ ___, 201___
Re:    Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (the “Borrowers”)
Reference is made to that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other “Credit Parties” party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent for the Lenders and for itself as a Lender (including as a Swingline Lender), General Electric Capital Corporation, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents and the other agents party thereto. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:
A.    The date of the Proposed Borrowing is __________, 201___ (the “Funding Date”).
B.    The aggregate principal amount of requested Revolving Loans is $_________, of which $________ consists of Base Rate Loans and $________ consists of LIBOR Rate Loans having an initial Interest Period of ___ months.
The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:
(i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(ii)    no Default or Event of Default has occurred and is continuing; and

(iii)    the Aggregate Revolving Exposure does not exceed the Maximum Borrowing Availability.

[Remainder of Page Intentionally Left Blank]

Sincerely,

FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

Schedule A

[Please see attached.]

EXHIBIT 11.1(d)
TO
CREDIT AGREEMENT
FORM OF REVOLVING LOAN NOTE

Principal Amount: $___________________    ______________ ___, 201__

FOR VALUE RECEIVED, the undersigned Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (together, collectively, the “Borrowers”), hereby jointly and severally promise to pay to ___________________ (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans and other Obligations (as such terms are defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Revolving Loans and other Obligations from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.
Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other Credit Parties party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent for the Lenders and the other agents party thereto. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.
This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.
FURNITURE BRANDS INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT 11.1(e)
TO
CREDIT AGREEMENT
FORM OF SWINGLINE NOTE

Principal Amount: $___________________    _________ __, 201__

FOR VALUE RECEIVED, the undersigned Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (together, collectively, the “Borrowers”), hereby jointly and severally promise to pay to ___________________ (the “Swingline Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Swing Loans (as defined in the Credit Agreement referred to below) of the Swingline Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Swing Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.
Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other Credit Parties party thereto, the Lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent for the Lenders and the other agents party thereto. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
The Credit Agreement, among other things, (a) provides for the making of Swing Loans by the Swingline Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Swing Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial), 9.23 (Joint and Several) and 11.2 (Other Interpretive Provisions) thereof.
This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.
FURNITURE BRANDS INTERNATIONAL, INC.

By:
Name:
Title:

By:
Name:
Title:

BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By:
Name:
Title: